Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

UNITED INDUSTRIAL CORPORATION

at

$81.00 Net Per Share

by

Marco Acquisition Sub Inc.

an indirect wholly owned subsidiary of

Textron Inc.

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 13, 2007, UNLESS THE OFFER IS EXTENDED.

Marco Acquisition Sub Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Textron Inc., a Delaware corporation (“Textron”), is offering to purchase for cash all outstanding shares of common stock (“UIC Common Stock”), par value $1.00 per share (the “Shares”), of United Industrial Corporation, a Delaware corporation (“UIC”), at a price of $81.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and subject to reduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger dated as of October 7, 2007, among Purchaser, UIC, and Textron (the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser has agreed to merge with and into UIC with UIC surviving as an indirect wholly owned subsidiary of Textron (the “Merger”).

The UIC board of directors has unanimously (other than one recused director) approved the Merger Agreement, the Offer and the Merger and determined that the terms of the Merger Agreement, the Offer and the Merger are advisable and fair to and in the best interests of UIC and UIC’s stockholders. The UIC board of directors unanimously (other than one recused director) recommends that UIC’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

There are no financing conditions to the Offer. The Offer is subject to various conditions. A summary of the principal terms of the Offer appears on pages (1) through (6). You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:

D. F. KING & CO., INC.

The Dealer Managers for the Offer are:

October 16, 2007

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to the American Stock Transfer & Trust Company, the “Depositary” for the Offer, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase, in each case by the Expiration Date (as defined in Section 1 of this Offer to Purchase) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares to Purchaser pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase.

* * *

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the “Information Agent” for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance.

SUMMARY TERM SHEET

Marco Acquisition Sub Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Textron Inc., a Delaware corporation (“Textron”), is offering to purchase for cash all outstanding shares of common stock (“UIC Common Stock”), par value $1.00 per share (the “Shares”), of United Industrial Corporation, a Delaware corporation (“UIC”), at a price of $81.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and subject to reduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger dated as of October 7, 2007 among Purchaser, UIC and Textron (the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser has agreed to merge with and into UIC with UIC surviving as an indirect wholly owned subsidiary of Textron (the “Merger”). The following are some questions you, as a UIC stockholder, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger and the related transactions because the information in this summary term sheet is not complete. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to Purchaser.

Who is offering to buy my securities?

Our name is Marco Acquisition Sub Inc. We are a Delaware corporation formed solely for the purpose of making this tender offer for all of the common stock of UIC. We are an indirect wholly owned subsidiary of Textron Inc., a Delaware corporation. See “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning Purchaser and Textron.”

The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. If, after completion of the Offer, we, together with Textron, own, at least a majority of the outstanding Shares, upon the terms and subject to the conditions of the Merger Agreement, we intend to acquire the remainder of the outstanding Shares in the Merger for $81.00 per Share in cash. See Section 11—“Purpose of the Offer and Plans for UIC; Transaction Documents.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding shares of UIC Common Stock, par value $1.00 per share, of UIC. See “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

How much are you offering to pay for my securities; and what is the form of payment?

We are offering to pay you $81.00 per Share net to you in cash, without interest thereon. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name) and you directly tender your Shares to the Depositary in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, bank or other nominee, and your broker, bank or other nominee tenders your Shares on your behalf, your broker, bank or other nominee may charge you a fee for doing so. You should consult your broker, bank or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. We will need approximately $1.2 billion to purchase all outstanding Shares validly tendered in the Offer (and not withdrawn), to fund amounts that may become due and payable under UIC’s outstanding 3.75% convertible senior notes due 2024 (the “Notes”), to pay fees and expenses related to the Offer and the Merger; to complete the Merger and pay the consideration in respect of outstanding Shares converted in the Merger into the right to receive the per Share amount paid in the Offer and to cash out options to acquire shares of UIC Common Stock. Textron expects to provide us with the necessary funds to fund the offer through cash on hand, the issuance of commercial paper and, if necessary, borrowings under its credit facilities. Consummation of the Offer is not subject to any financing conditions. See Section 12—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the Offer?

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing conditions, (c) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares for the same cash price in the Merger, and (d) Textron has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger. See Section 12—“Source and Amount of Funds.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•       there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as extended) and not withdrawn, a number of Shares that, together with the Shares then directly or indirectly owned by Textron, represents a majority of all fully diluted shares of UIC Common Stock, which means the number of Shares outstanding, together with all shares of UIC Common Stock which UIC would be required to issue pursuant to outstanding options or other securities convertible into or exhangeable for shares of UIC Common Stock (as more fully described in Section 13—“Conditions of the Offer”);

•       the waiting period (and any extension thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated;

•       approval pursuant to certain German and Austrian antitrust and competition laws shall have been obtained; and

•       subject to certain exceptions, no event, change, development or occurrence shall have occurred after October 7, 2007 that has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, results of operations or financial condition of UIC and its subsidiaries taken as a whole.

Other conditions of the Offer are described in Section 13—“Conditions of the Offer.” Consummation of the Offer is not conditioned on Textron or Purchaser obtaining financing.

Is there an agreement governing the Offer?

Yes. UIC, Textron and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the merger of Purchaser into UIC. See Section 11—“Purpose of the Offer and Plans for UIC; Transaction Documents.”

What does UIC’s board of directors think about the Offer?

The UIC board of directors has unanimously (other than one recused director) approved the Merger Agreement, the Offer and the Merger and determined that the terms of the Merger Agreement, the Offer and the Merger are advisable and fair to and in the best interests of UIC and UIC’s stockholders. The UIC board of directors unanimously (other than one recused director) recommends that UIC’s stockholders accept the Offer and tender their Shares pursuant to the Offer. See “Introduction” and Section 10—“Background of the Offer; Contacts with UIC”, Section 11—“Purpose of the Offer and Plans for UIC; Transaction Documents” and UIC’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission in connection with the Offer, a copy of which (without certain exhibits) is being furnished to UIC’s stockholders concurrently herewith.

How long do I have to decide whether to tender in the Offer?

The initial offering period for the Offer will end at 12:00 midnight, New York City time, on November 13, 2007, unless we extend the Offer. We will announce any decision to extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the Offer. See Section 1—“Terms of the Offer.” If we decide to provide a subsequent offering period in the Offer as described under Section 1—“Terms of the Offer,” you will have an additional opportunity to tender your Shares. Please be aware that if your shares are held by a broker, bank or other custodian, they may require advance notification before the expiration date of the Offer.

Can the Offer be extended and under what circumstances?

Yes. If at the scheduled expiration date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or waived and such condition could reasonably be expected to be satisfied on or prior to February 7, 2008, we have agreed under the Merger Agreement to extend the Offer for one or more periods determined by us of up to 20 business days per extension, except that we are not required (but will be entitled) to extend the Offer under certain circumstances. See Section 1—“Terms of the Offer.” In addition, we may extend the Offer for any period required by applicable law.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the American Stock Transfer & Trust Company, the depositary for the Offer, of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire.

What is the “top up option” and when will it be exercised?

UIC has granted Purchaser the option (which is exercisable by Purchaser at any time after consummation of the Offer and prior to the earlier to occur of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms) to purchase a number of newly-issued or treasury shares of UIC Common Stock equal to the lowest number of shares that, when added to Shares already directly or indirectly owned by Textron, would result in Textron owning, directly or indirectly, in the aggregate, one share more than 90 percent of the fully diluted shares of UIC Common Stock (including such newly-issued or treasury shares), which option may be exercised in whole or in part provided that, after giving effect to the top up option shares, Textron will directly or indirectly own one share more than 90 percent of the shares of UIC Common Stock then outstanding. The purchase price per share payable under this option would be equal to the Offer Price. This option, which we refer to as the “top up option,” is subject to certain additional terms and conditions.

Have any stockholders already agreed to tender their Shares in the Offer?

Simultaneously with the execution of the Merger Agreement, Textron and Purchaser entered into the Tender and Support Agreement dated as of October 7, 2007 (“Tender and Support Agreement”), with

Mr. Warren G. Lichtenstein, UIC’s Chairman, Glen M. Kassan, a UIC director, and certain entities controlled by Mr. Lichtenstein (collectively, the “Supporting Stockholders”). As of October 15, 2007, the Supporting Stockholders have represented that they collectively beneficially own approximately 1,935,950 Shares (which represents approximately 20% of the outstanding Shares) and options to acquire another 75,000 shares of UIC Common Stock. Under the Tender and Support Agreement, the Supporting Stockholders have agreed to tender all Shares beneficially owned by them (including shares of UIC Common Stock issued pursuant to any exercise of options) pursuant to and in accordance with the terms of the Offer. See Section 11—“Purpose of the Offer and Plans for UIC; Transaction Documents.”

How do I tender my Shares?

If you wish to accept the Offer and:

•       You are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, to the Depositary. These materials must reach the Depositary before the Offer expires;

•       You are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to obtain three additional New York Stock Exchange (“NYSE”) trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery; or

•       You hold your Shares through a broker or a bank, you should contact your broker or bank and give instructions that your Shares be tendered.

See the Letter of Transmittal and Section 3—“Procedures for Tendering Shares” for more information.

May I withdraw Shares I previously tendered in the Offer?  Until what time may I withdraw tendered Shares?

Yes. You may withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the expiration date of the Offer as it may be extended, and, if we have not by December 15, 2007 accepted your Shares for payment, you may withdraw them at any time after such date unless and until we accept Shares for payment. In addition, you may not withdraw Shares tendered during a subsequent offering period, if we elect to have such a period. See Section 4—“Withdrawal Rights.”

How do I withdraw tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the American Stock Transfer & Trust Company, the depositary for the Offer, while you have the right to withdraw the Shares. If you tender Shares by giving instructions to a broker or other nominee, you must instruct the broker or other nominee to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights.”

If I decide not to tender, how will the Offer affect my Shares?

If the Merger between UIC and us takes place, UIC stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will be entitled to receive cash in an amount equal to the price per Share paid in the Offer. If you decide not to tender your Shares in the Offer and we purchase the Shares which are tendered in the Offer, but the Merger does not occur, there may be so few remaining stockholders and publicly traded shares of UIC common stock that UIC common stock will no longer be eligible to be traded on the NYSE or other securities exchanges, and there may not be an active public trading market for UIC common stock. Also, UIC may no longer be required to make filings with the Securities and Exchange Commission or otherwise may no longer be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See Section 7—“Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration and Margin Regulations.”

How do participants in UIC’s 401(k) Retirement Savings Plan participate in the Offer?

Participants in UIC’s 401(k) Retirement Savings Plan may not use the Letter of Transmittal to direct the tender of their Shares in such plan, but instead must follow the instructions related to those Shares in a separate letter to be sent to participants in this plan. If you are a participant in UIC’s 401(k) Retirement Savings Plan and wish to have the trustee tender some or all of your Shares held in the plan, you must follow the instructions of the trustee set forth in the letter. Section 3—“Procedures for Tendering Shares.”

Are appraisal rights available in either the Offer or the Merger?

No appraisal rights are available in connection with the Offer. However, under Delaware law, stockholders who own their Shares at the time of the Merger and fulfill certain other requirements of the Delaware General Corporation Law will have appraisal rights in connection with the Merger.

If you successfully complete the Offer, what will happen to UIC’s board of directors?

If we accept Shares for payment pursuant to the Offer, under the Merger Agreement, Textron will become entitled to designate a pro rata portion (based on the percentage of outstanding Shares acquired by Purchaser) of the directors of UIC, and UIC has agreed in the Merger Agreement to use commercially reasonable efforts to cause Textron’s designees to be elected or appointed to UIC’s board of directors. Assuming Purchaser purchases outstanding Shares pursuant to the Offer, Textron currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the board of directors of UIC. See Section 11—“Purpose of the Offer and Plans for UIC; Transaction Documents.”

What is the market value of my Shares as of a recent date?

On October 5, 2007, the last full trading day before Textron and UIC announced the signing of the Merger Agreement, the closing price of the Shares reported on the NYSE was $75.62 per Share. The Offer Price of $81.00 per Share represents a premium of approximately 7.1 percent to UIC’s closing stock price on October 5, 2007. On October 15, 2007, the last full trading day before Purchaser commenced the Offer, the closing price of the Shares reported on the NYSE was $80.45 per Share.

We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—“Price Range of Shares; Dividends.”

What are the federal income tax consequences of participating in the Offer?

A U.S. Holder (as defined in Section 5—“Certain United States Federal Income Tax Consequences”) that disposes of Shares pursuant to the Offer generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer. A Non-U.S. Holder (as defined in Section 5—“Certain United States Federal Income Tax Consequences”) generally will not be subject to U.S. federal income tax on gains realized on the disposition of Shares pursuant to the Offer, provided that

(i) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the U.S. and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of the disposition.

UIC stockholders are urged to read carefully the section entitled “Certain United States Federal Income Tax Consequences” and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances. See Section 5—“Certain United States Federal Income Tax Consequences.”

Whom can I contact if I have questions about the Offer?

For further information, you can call D.F. King & Co., Inc., the Information Agent for the Offer, at (800) 967-7921 (toll free); Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Dealer Manager for the Offer, at (877) 653-2948 (toll free) or Rothschild Inc., a Dealer Manager for the Offer, at (800) 753-5151 (Ext. 3611) (toll free).

To The Holders of Shares of Common Stock of
United Industrial Corporation:

INTRODUCTION

Marco Acquisition Sub Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Textron Inc., a Delaware corporation (“Textron”), hereby offers to purchase all outstanding shares of common stock (“UIC Common Stock”), par value $1.00 per share (“Shares”), of United Industrial Corporation, a Delaware corporation (“UIC”), at a price of $81.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and subject to reduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

If your Shares are registered in your name and you tender directly to the Depositary, you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by Purchaser. If you hold your Shares through a broker, bank or other nominee, you should check with your broker, bank or other nominee as to whether they charge any service fees. Purchaser will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Rothschild Inc. (collectively, the “Dealer Managers”), the Depositary and the Information Agent.

The Offer is not subject to any financing conditions. The Offer is conditioned upon, among other things, that (a) there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as it may be extended pursuant to the terms of the Merger Agreement) and not withdrawn, a number of Shares that, together with the Shares then directly or indirectly owned by Textron, represents a majority of all Fully Diluted Shares (as defined below) as of immediately prior to the expiration of the Offer (as it may be extended pursuant to the terms of the Merger Agreement) (the “Minimum Condition”), (b) the waiting period (and any extension thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated (the “HSR Condition”), (c) approval pursuant to the German Act Against Restraints to Competition and the Austrian Cartel Act 2005 shall have been obtained and (d) subject to certain exceptions, no event, change, development or occurrence shall have occurred after October 7, 2007 that has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, results of operations or financial condition of UIC and its subsidiaries taken as a whole. See Section 13—“Conditions of the Offer” and the definition of “Material Adverse Effect” in Section 11—“Purpose of the Offer and Plans for UIC; Transaction Documents—Merger Agreement—Representations and Warranties.”

As used in this Offer to Purchase, “Fully Diluted Shares” means, as of a particular date, the sum of (a) all Shares outstanding on such date, and (b) all shares of UIC Common Stock into which securities convertible into or exercisable or exchangeable for shares of UIC Common Stock outstanding on such date are convertible, exercisable or exchangeable as of such date or would become convertible, exercisable or exchangeable after such date by reason of any of the transactions contemplated by the Merger Agreement, in each such case assuming UIC would not elect to pay cash to the holders of such securities to settle such conversion, exercise or exchange (other then with respect to any applicable make-whole premium payable to holders of the Notes), less the number of shares of UIC Common Stock represented by each Note, if any, outstanding on such date that is purchased concurrently by Purchaser pursuant to any tender offer for the Notes.

UIC has informed the Purchaser that as of October 15, 2007, there were 9,898,102 Shares outstanding, options outstanding to purchase 1,118,012 shares of UIC Common Stock and the Notes were convertible into 3,058,356 shares of UIC Common Stock. Based on the foregoing, Purchaser believes that the Minimum Condition would be satisfied if 7,037,236 Shares are validly tendered and not withdrawn prior to expiration of the Offer (as extended).

The Offer will expire at 12:00 midnight, New York City time, on Tuesday, November 13, 2007, unless extended. See Sections 1, 13 and 15—“Terms of the Offer,” “Conditions of the Offer,” and “Certain Legal Matters.”

The UIC board of directors has unanimously (other than one recused director) approved the Merger Agreement, the Offer and the Merger and determined that the terms of the Merger Agreement, the Offer and the Merger are advisable and fair to and in the best interests of UIC and UIC’s stockholders. The UIC board of directors unanimously (other than one recused director) recommends that UIC’s stockholders accept the Offer and tender their Shares pursuant to the Offer. UIC has informed the Purchaser that one of the members of UIC’s board of directors recused himself from the discussions and deliberations of UIC’s board of directors with respect to the potential sale of UIC due to his affiliation with one of the parties that executed a confidentiality and standstill agreement. For factors considered by the board of directors of UIC, see UIC’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “Commission”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to UIC’s stockholders concurrently herewith.

On September 27, 2007, J.P. Morgan Securities Inc. (“JPMorgan”) delivered to the UIC board of directors a written opinion to the effect that, based upon and subject to the assumptions, qualifications and limitations set forth therein, the consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders. A copy of JPMorgan’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, is attached as an exhibit to the Schedule 14D-9.

The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the effective time of the Merger (the “Effective Time”), each outstanding Share (other than Shares held in the treasury of UIC, owned by Textron, Purchaser or any subsidiary of Textron or UIC, or held by stockholders who properly demanded and perfected appraisal rights under Delaware law) will by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the Offer Price without interest (the “Merger Consideration”) and subject to any required withholding taxes, payable to the holder thereof upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for UIC; Transaction Documents.” Section 5—“Certain United States Federal Income Tax Consequences” describes certain U.S. federal income tax consequences of the disposition of Shares pursuant to the Offer and the Merger.

Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the requisite vote of stockholders of UIC. Under the Delaware General Corporation Law (the “DGCL”), the affirmative vote of a majority of the outstanding Shares to adopt the Merger Agreement is the only vote of any class or series of UIC’s capital stock that would be necessary to approve the Merger Agreement and the Merger at any required meeting of UIC’s stockholders. If, following the purchase of Shares by Purchaser pursuant to the Offer, the top up option, or otherwise, Purchaser and its affiliates own at least a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other UIC stockholder. Textron has agreed pursuant to the Merger Agreement that all Shares beneficially owned by it or any of its subsidiaries will be voted in favor of the Merger.

The DGCL provides that, if a corporation owns at least 90 percent of the outstanding shares of each class of stock of a subsidiary corporation entitled to vote on a merger, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the stockholders of such subsidiary (a “short-form merger”). Pursuant to the Merger Agreement, in the event that, following completion of the Offer, Textron, Purchaser or any of their respective subsidiaries owns at least 90 percent of the outstanding Shares, including Shares acquired in any subsequent offering period and through any exercise of the top up option, Textron, Purchaser and UIC have agreed to effect a short-form merger of Purchaser with and into UIC in accordance with the DGCL as soon as practicable. See Section 15—“Certain Legal Matters.”

No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15—“Certain Legal Matters.”

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we have agreed in the Merger Agreement to accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Date in accordance with the procedures set forth in Section 4—“Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on Tuesday, November 13, 2007, unless Purchaser, in accordance with the Merger Agreement, has extended the initial offering period of the Offer, in which event the term “Expiration Date” shall mean the latest time and date at which the offering period of the Offer, as so extended by Purchaser, will expire.

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13—“Conditions of the Offer.” Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur. See Section 11—“Purpose of the Offer and Plans for UIC; Transaction Documents—the Merger Agreement—Termination.”

Purchaser expressly reserves the right (but is not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of UIC, (a) waive the Minimum Condition unless the Modified Minimum Condition (as defined below) is satisfied and Textron has made the Cash Election Request (as defined below), (b) change the form of consideration to be paid pursuant to the Offer, (c) decrease the Offer Price or the number of Shares sought in the Offer, (d) impose conditions to the Offer in addition to those set forth in Annex I of the Merger Agreement (and described below in Section 13—“Conditions of the Offer”), (e) otherwise amend or modify the conditions to the Offer in any manner materially adverse to the holders of Shares or (f) extend the expiration date of the Offer, except as required or permitted by the Merger Agreement.

“Modified Minimum Condition” as used in this Offer to Purchase means the term “Minimum Condition” (as defined in this Offer to Purchase) amended to replace the term “Fully Diluted Shares” (as defined in this Offer to Purchase) in all places where it appears therein with the term “Modified Fully Diluted Shares” (as defined below).

“Modified Fully Diluted Shares” as used in this Offer to Purchase means, as of a particular date, the sum of (a) all Shares outstanding on such date, and (b) all shares of UIC Common Stock into which securities convertible into or exercisable or exchangeable for shares of UIC Common Stock outstanding on such date are convertible, exercisable or exchangeable as of such date or would become convertible, exercisable or exchangeable after such date by reason of any of the transactions contemplated by the Merger Agreement, in each such case assuming UIC would not elect to pay cash to the holders of such securities to settle such conversion, exercise or exchange (other then with respect to any applicable make-whole premium payable to holders of the Notes), less the number of shares of UIC Common Stock represented by Notes outstanding on such date.

UIC has informed the Purchaser that as of October 15, 2007, there were 9,898,102 Shares outstanding and options outstanding to purchase 1,118,012 shares of UIC Common Stock. Based on the foregoing, Purchaser believes that the Modified Minimum Condition would be satisfied if 5,508,058 Shares are validly tendered and not withdrawn prior to expiration of the Offer (as extended).

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer, Purchaser has agreed under the Merger Agreement, as promptly as practicable following the Expiration Date, to accept for payment and pay for any Shares validly tendered and not properly withdrawn by the Expiration Date.

Purchaser has agreed under the Merger Agreement to extend the Offer for one or more periods determined by Purchaser of up to 20 business days per extension if, at any scheduled expiration of the Offer, any of the conditions to the Offer have not been satisfied or waived by Purchaser and, in Purchaser’s reasonable determination, such condition is capable of being satisfied on or before February 7, 2008; provided, however, that:

•       If all the Offer conditions, other than the Minimum Condition, are satisfied or waived as of the first scheduled expiration of the initial offering period, then, unless (i) Purchaser has previously commenced a tender offer for the Notes or (ii) the Modified Minimum Condition is satisfied, Purchaser has waived the Minimum Condition and Textron has made the Cash Election Request, Purchaser shall be obligated to extend the Offer for 10 business days;

•       If at any other scheduled or extended expiration of the Offer, all the Offer conditions other than the Minimum Condition are satisfied or waived, Purchaser shall not be obligated to extend the Offer unless required by applicable Law (as defined below), but Purchaser shall be entitled to extend the Offer;

•       If at any scheduled or extended expiration of the Offer, the Offer conditions set forth in paragraphs (a) and (b) of Section 13—“Conditions of the Offer” have not been satisfied (other than by reason of a judgment, injunction or order that is not final or remains subject to appeal) or waived by Purchaser, Purchaser shall not be obligated (but shall be entitled) to extend the Offer;

•       If at any scheduled or extended expiration of the Offer, the Offer condition set forth in paragraphs (c) or (d) of Section 13—“Conditions of the Offer” has not been satisfied or waived by Purchaser and the breach or failure to perform or comply that has caused such non-satisfaction is not capable of being cured within 20 days after receipt by UIC of notice of such breach or failure from Purchaser (it being understood that a willful failure to comply with the obligations described in Section 11—“Purpose of the Offer and Plans for UIC; Transaction Documents—The Merger Agreement—Covenants—No Solicitation” shall be deemed incapable of being cured) or, if capable of being cured within such period, has not been cured within such period, Purchaser shall not be obligated (but shall be entitled) to extend the Offer; or

•       If at any scheduled or extended expiration of the Offer, the Offer condition set forth in paragraph (e) of Section 13—“Conditions of the Offer” has not been satisfied or waived, Purchaser shall not be obligated (but shall be entitled) to extend the Offer.

In any event, Purchaser is not required (but shall be entitled) to extend the Offer at any time when Purchaser is permitted to terminate the Merger Agreement and Purchaser is not required or permitted to extend the Offer beyond February 7, 2008 without the consent of UIC. Purchaser may extend the Offer for any period required by applicable Law. See Sections 1 and 13—“Terms of the Offer” and “Conditions of the Offer.”

As used in the Offer to Purchase, “Law” means applicable statutes, laws, rules, ordinances, regulations, codes, orders (including executive orders), judgments, injunctions, writs, decrees and rulings, in each case of a government entity.

At the request of Textron (the “Cash Election Request”), UIC shall elect to satisfy in cash all or any portion of any Notes surrendered for conversion subject to Purchaser’s first acceptance of Shares pursuant to the Offer, which acceptance is subject to the satisfaction or waiver of various conditions, including the Minimum Condition.  See Section 13—“Conditions of the Offer.”

There can be no assurance that Purchaser will exercise its right to extend the Offer or that Purchaser will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in terms or information. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of 10 business days following such change to allow for adequate disclosure to stockholders.

Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, not to accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13—“Conditions of the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 13 or Section 11—“Purpose of the Offer and Plans for UIC; Transaction Documents—The Merger Agreement—Termination.” Under certain circumstances, Textron and Purchaser may terminate the Merger Agreement and the Offer.

Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15. See Sections 13 and 15—“Conditions of the Offer” and “Certain Legal Matters,” without prejudice to Purchaser’s rights set forth in Section 13—“Conditions of the Offer.” The reservation by Purchaser of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets it deems prudent) and making any appropriate filing with the Commission.

Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may provide a subsequent offering period upon expiration of the initial offering period of the Offer on the Expiration Date. A subsequent offering period would be an additional period of time of between three business days and 20 business days, beginning no later than 9:00 a.m., New York City time, on the next business day following the expiration of the initial offering period of the Offer on the Expiration Date, during which stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and Purchaser will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer.

UIC has agreed to provide Purchaser with its list of stockholders, mailing labels and any available listing or computer files containing the names and addresses of record holders of Shares and lists of securities positions held in stock depositories for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on UIC’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser has agreed in the Merger Agreement to accept for payment, and pay for, promptly after the Expiration Date, all Shares validly tendered and not withdrawn at the Expiration Date if the conditions to the Offer set forth in Section 13—“Conditions of the Offer” are satisfied or waived. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the Commission, Purchaser reserves the right to delay acceptance for payment of, or payment for, Shares, pending receipt of the regulatory or governmental approvals specified in Section 15—“Certain Legal Matters.” For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—“Certain Legal Matters.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. See Section 3—“Procedures for Tendering Shares.”

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

Purchaser reserves the right, under and subject to the provisions of the Merger Agreement, to transfer or assign in whole or in part, from time to time, to any direct wholly owned subsidiary of Textron, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Tendering Shares

Valid Tender of Shares.   Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states (i) that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (ii) that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer.   The Depositary has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special

Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery.   A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

•       such tender is made by or through an Eligible Institution;

•       a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

•       the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which The New York Stock Exchange is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements.   Notwithstanding any provision hereof, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

Binding Agreement.   The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy.   By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of UIC, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Textron, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

UIC’s 401(k) Plan Participants.   Participants in UIC’s 401(k) Retirement Savings Plan may not use the Letter of Transmittal to direct the tender of their Shares in such plan, but instead must follow the separate instructions related to those Shares in a letter sent to participants in this plan by the plan trustee. If you are a participant in UIC’s 401(k) Retirement Savings Plan and wish to have the trustee tender some or all of your Shares held in the plan, you must follow the separate instructions included in the letter. Participants are urged to read the separate instructions carefully including the response deadlines.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date, such Shares may also be withdrawn at any time after December 15, 2007 unless theretofore accepted for payment as provided herein.

For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. If a stockholder tenders Shares by giving instructions to a broker or other nominee, the stockholder must instruct the broker or other nominee to arrange for the withdrawal of such Shares.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Textron, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Managers, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the Expiration Date.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under this Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time after December 15, 2007 unless theretofore accepted for payment as provided herein.

In the event Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5. Certain United States Federal Income Tax Consequences

The following summary describes certain U.S. federal income tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of any class of UIC stock by vote or value (whether such stock is or was actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders that have a “functional currency” other than the U.S. dollar, U.S. expatriates, dissenting stockholders, and persons that acquired Shares in a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

The following is based on the Code, Treasury regulations promulgated thereunder (“Treasury Regulations”), and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares that is (i) a citizen or individual resident of the U.S.; (ii) a corporation (or an entity classified as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the U.S. or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (B) it has properly elected under applicable Treasury Regulations to continue to be treated as a U.S. person. A “Non-U.S. Holder” is a beneficial owner of Shares that is not a U.S. Holder.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on both the partnership’s and the partner’s status. Partnerships that are beneficial owners of Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

U.S. Holders

A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer or the Merger and the U.S. Holder’s adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Capital gain of a non-corporate U.S. Holder derived with respect to a disposition of Shares in which the U.S. Holder has a holding period exceeding one year generally will be subject to a maximum U.S. federal income tax rate of 15% (whereas capital gain derived with respect to a disposition of Shares in which the U.S. Holder has a holding period of one year or less generally will be subject to U.S. federal income tax rates applicable to ordinary income). The deductibility of capital loss is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding such limitations.

Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of Shares pursuant to the Offer or the Merger provided that (i) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the U.S. and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of the disposition.

Information Reporting and Backup Withholding Tax

If certain information reporting requirements are not met, a holder may be subject to backup withholding tax (currently imposed at a rate of 28%) on proceeds received on the disposition of Shares pursuant to the Offer or the Merger. Backup withholding tax is not an additional tax. A holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, such holder may be entitled to a refund, provided that the requisite information is correctly furnished to the Internal Revenue Service in a timely manner. Holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6. Price Range of Shares; Dividends

According to UIC’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006, the Shares are traded on the NYSE under the symbol “UIC.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on the NYSE as reported in UIC’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006 with respect to periods occurring in 2005 and 2006 and as reported by published financial sources with respect to periods occurring in 2007:

Fiscal Year	High	Low
2005:
Third Quarter	$38.30	$31.86
Fourth Quarter	$45.27	$33.59
2006:
First Quarter	$60.93	$41.81
Second Quarter	$69.80	$44.22
Third Quarter	$55.26	$42.08
Fourth Quarter	$54.70	$41.40
2007:
First Quarter	$57.94	$49.57
Second Quarter	$66.76	$48.40
Third Quarter (through October 15, 2007)	$81.22	$55.13

On October 5, 2007, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on the NYSE was $75.62 per Share. On October 15, 2007, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE was $80.45 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

According to publicly available information, the payment of dividends is at the discretion of UIC’s board of directors and depends upon, among other things, UIC’s corporate strategy, future earnings, operations, capital requirements, the general financial condition of UIC and general business conditions. In addition, UIC has reported in its public filings that, under the terms of the indenture governing the Notes, should UIC distribute a cash dividend in any quarterly period in excess of $0.10 per Share, the conversion rate provided for in the Indenture would be adjusted. UIC has also reported that its current credit facility also restricts the amount and conditions under which the company may declare dividends.

Under the terms of the Merger Agreement, UIC is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Textron. See Section 14—“Dividends and Distributions.”

7. Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration and Margin Regulations

Possible Effects of the Offer on the Market for the Shares.   The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

NYSE Listing.   Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the published guidelines of the NYSE, the NYSE would consider suspending and delisting the Shares if, among other possible grounds, (a) the number of total stockholders is less than 400, (b) the number of publicly held Shares falls below 600,000, (c) the number of total stockholders is less than 1,200 and the average monthly trading volume is less than 100,000 Shares, or (d) the average closing price of a Share is less than $1.00 over a consecutive 30 trading-day period. The NYSE may also consider market capitalization and certain qualitative criteria such as compliance with NYSE rules. According to UIC, as of October 7, 2007, there were 9,898,102 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are delisted from the Exchange, the market for Shares would be adversely affected.

If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier.

Exchange Act Registration.   The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by UIC upon application to the Commission if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by UIC to its stockholders and to the Commission and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to UIC. Furthermore, the ability of “affiliates” of UIC and persons holding “restricted securities” of UIC to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares might no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing or reporting on the NYSE. Purchaser intends to seek to cause UIC to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding market quotations, the Shares might no longer constitute “margin securities” for the purposes of the margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8. Certain Information Concerning UIC

The following description of UIC and its business has been taken from UIC’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006, and is qualified in its entirety by reference to such Form 10-K.

UIC is a Delaware corporation incorporated in Delaware in 1960, with its principal executive offices located at 124 Industry Lane, Hunt Valley, Maryland 21030. UIC’s telephone number at such principal executive offices is (410) 628-3500.

The company designs, produces, and supports aerospace and defense systems. The company operates through its wholly owned subsidiary AAI Corporation, and AAI Corporation’s direct and indirect wholly owned subsidiaries AAI Services Corporation, Aerosonde Pty Ltd, Aerosonde North America Incorporated (together with Aerosonde Pty Ltd. “Aerosonde”), ESL Defence Limited (“ESL”), McTurbine Inc. (“McTurbine”), and Symtx, Inc. (“Symtx”) (collectively together with AAI Corporation, “AAI”). Its high technology products and services include unmanned aircraft systems, training and simulation systems, automated aerospace test and maintenance equipment, armament systems, aviation ground support equipment, logistical and engineering services, and maintenance, repair and overhaul activities.

Available Information.   UIC is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning UIC’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of UIC’s securities, any material interests of such persons in transactions with UIC, and other matters is required to be disclosed in proxy statements and periodic reports distributed to UIC’s stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the Commission’s Public Reference Room in Washington, DC can be obtained by calling the Commission at (800) SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as UIC, who file electronically with the Commission. The address of that site is http://www.sec.gov.

Certain Projected Financial Information about UIC.   During the course of the discussions and information exchange between Textron and UIC that led to the execution of the Merger Agreement, UIC provided Textron and its financial advisors and other potential acquirers with certain projected information about UIC’s financial performance which is not publicly available. UIC has advised us that the financial projections were prepared by UIC management solely for use in connection with a potential transaction and not with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither UIC’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. The information provided to Textron included the following projected financial information for UIC as an independent company (i.e., without regard to the impact on UIC of the Offer and the Merger with Textron and Purchaser).

UIC—Management’s Financial Projections
(all amounts in millions of dollars)

	2007	2008	2009	2010	2011
Net Sales	$696	$817	$878	$970	$1,057
Operating Income(1)	73	83	94	107	120
EBITDA(2)	90	101	115	130	144
Free Cash Flows(3)	75	85	98	112	125

(1)          Excludes (i) non-cash expenses related to FAS 123, (ii) estimated non-cash expenses related to company long term incentive plan of $1.8 million in 2007 and (iii) estimated non-cash compensation expense of $3.4 million in 2007.

(2)          EBITDA calculated as operating income plus depreciation and amortization expense and excludes other income.

(3)          Free cash flows is defined as adjusted EBITDA less normalized capital expenditures.

UIC has advised us that the financial projections detailed above reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, such as probability of winning future bids and contracts, as well as matters specific to UIC’s business, all of which are difficult to predict and many of which are beyond UIC’s control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Offer and the Merger. There can be no assurance that the announcement of the Offer and the Merger will not cause customers of UIC to delay or cancel purchases of UIC’s products and services pending the consummation of the Offer and the Merger or the clarification of our intentions with respect to the conduct of UIC’s business thereafter. Any such delay or cancellation of customer sales is likely to adversely affect the ability of UIC to achieve the results reflected in such financial projections. Further, the financial projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context.

The inclusion of this information should not be regarded as an indication that Textron, Purchaser or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of Textron, Purchaser, UIC or any of their respective financial advisors or the Dealer Managers makes any representation to any person that the analysis will reflect the future results of UIC. None of Textron, Purchaser, UIC or any of their respective financial advisors intends to update or revise the analysis to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events, unless required by law.

UIC’s stockholders are cautioned not to place undue reliance on the above projections.

Sources of Information.   Except as otherwise set forth herein, the information concerning UIC contained in this Offer to Purchase has been based upon publicly available documents and records on file with the Commission and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Textron, Purchaser, or any of their respective affiliates or assigns, the Information Agent, the Dealer Managers or the Depositary assumes responsibility for the accuracy or completeness of the information concerning UIC contained in such documents and records or for any failure by UIC to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. Certain Information Concerning Purchaser and Textron

Purchaser.   Purchaser is a Delaware corporation incorporated on September 25, 2007, and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is an indirect wholly-owned subsidiary of Textron. The principal executive offices of Purchaser are located at 40 Westminster Street, Providence, RI 02903, and Purchaser’s telephone number at such principal executive offices is (401) 421-2800.

Textron.   Textron is a Delaware corporation. Its shares are listed on the New York Stock Exchange and the Chicago Stock Exchange. The principal executive offices of Textron are located at 40 Westminster Street, Providence, RI 02903, and Textron’s telephone number at such principal executive offices is (401) 421-2800. Textron is a global multi-industry company operating in 32 countries with approximately 40,000 employees. Textron’s business was founded in 1923 and reincorporated in Delaware on July 31, 1967. Today, Textron leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron operates in four business segments—Bell, Cessna, Industrial and Finance. A description of the business of each of Textron’s business segments is set forth in Textron’s Annual Report on Form 10-K for its fiscal year ended December 30, 2006.

Available Information.   Textron is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Textron’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), any material interests of such persons in transactions with Textron, and other matters is required to be disclosed in proxy statements and periodic reports distributed to UIC’s stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the Commission’s Public Reference Room in Washington, DC can be obtained by calling the Commission at (800) SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Textron, who file electronically with the Commission. The address of that site is http://www.sec.gov.

Additional Information.   The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of Textron and the members of the board of directors and the executive officers of Purchaser are set forth in Schedule A to this Offer to Purchase.

None of Textron, Purchaser or, to the knowledge of Textron or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or in Schedule A: (a) none of Textron, Purchaser or, to the knowledge of Textron or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of Textron, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of UIC; (b) none of Textron, Purchaser or, to the knowledge of Textron or Purchaser after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of UIC during the past 60 days; (c) none of Textron, Purchaser, their subsidiaries or, to the knowledge of Textron or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of UIC (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the Commission between any of Textron, Purchaser, their subsidiaries or, to the knowledge of Textron or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and UIC or any of its executive officers, directors or affiliates, on the other hand; and (e) in the past two years, there have been no negotiations, transactions or material contacts between any of Textron, Purchaser, their subsidiaries or, to the knowledge of Textron or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and UIC or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of UIC’s securities, an election of UIC’s directors or a sale or other transfer of a material amount of assets of UIC.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) Textron has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire all remaining outstanding Shares in the Merger.

10. Background of the Offer; Contacts with UIC

From time to time over the last four years, certain subsidiaries of Textron have maintained various business relationships with UIC. On July 21, 2004, Bell Helicopter Textron Inc., Textron Systems Corporation, Lockheed Martin Corporation and AAI Corporation (a subsidiary of UIC), entered into a teaming agreement with respect to the “Eagle Eye Systems Program” relating to vertical tactical unmanned aerial vehicles. From time to time over the last five years, members of management of Textron have had contact with UIC about a possible business combination. These contacts have been preliminary and, prior to the events described below, none of these contacts led to any substantive discussions or negotiations of a possible transaction, such as this Offer.

On or about July 10, 2007, a representative of J.P. Morgan Securities Inc. (“JPMorgan”), financial advisor to UIC, telephoned a member of senior management of Textron to advise of UIC’s plan to conduct an auction and to discuss Textron’s interest in exploring a potential acquisition of UIC. Subsequent to the call, JPMorgan sent Textron information regarding UIC, together with a draft confidentiality agreement for Textron to sign.

From July 11, 2007 to July 17, 2007, members of Textron’s senior management reviewed Textron’s interest in pursuing an acquisition of UIC and decided to explore a potential acquisition of UIC. On July 18, 2007, Textron and UIC executed the Confidentiality Agreement.

From July 18, 2007 until October 7, 2007, Textron and its legal and financial advisors conducted financial, business and legal due diligence of UIC and its subsidiaries and participated with UIC in various meetings and conference calls to discuss due diligence information. UIC made available to Textron financial projections for UIC through the fiscal year ending December 31, 2011.

On July 25, 2007, Textron submitted to JPMorgan a confidential, non-binding indication of Textron’s interest to acquire UIC at a purchase price of $70 in cash per share. At a meeting of the Textron’s Board of Directors (the “Textron Board”) later that day, members of Textron senior management reviewed for the Textron Board the opportunity to explore a potential acquisition of UIC.

On August 9, 2007, members of UIC senior management, including Frederick Strader, UIC’s Chief Executive Officer, made in person presentations regarding UIC’s business to members of senior management of Textron and Textron Systems.

On August 17, 2007, Textron engaged Skadden, Arps, Slate, Meagher & Flom LLP to act as outside legal counsel to Textron with respect to the potential acquisition of UIC.

On August 23, 2007, a representative of JPMorgan contacted a member of senior management of Textron and requested that Textron submit by September 12, 2007 a definitive proposal for an acquisition of UIC.

UIC provided Textron with a proposed merger agreement on August 26, 2007 and draft disclosure letter on August 29, 2007.

During the week of August 27, 2007, Textron retained Merrill Lynch & Co. and, on September 7, 2007, Textron retained Rothschild Inc., to provide financial services and advice to Textron with respect to Textron’s potential acquisition of UIC.

On September 8, 2007, Frank L. Tempesta, President - Textron Systems, and Lewis B. Campbell, Chairman of the Textron Board, met with Mr. Strader and conveyed to him Textron’s interest in acquiring UIC and in having Mr. Strader remain in his leadership role at UIC after any potential acquisition by Textron. Mr. Strader expressed interest in continuing to lead UIC after an acquisition by Textron.

On September 11, 2007, Textron senior management updated the Textron Board on the status of the auction process for UIC, and proposed that Textron submit a revised bid for UIC at a price of $76 in cash per share. The Textron Board authorized management to submit the revised bid to UIC. The next day, Textron submitted its revised bid to UIC, together with Textron’s comments on UIC’s proposed draft merger agreement.

On September 16, 2007, Mr. Strader informed Mr. Tempesta that UIC was continuing to consider Textron’s bid. The next day, on September 17, 2007, Mr. Strader advised Mr. Tempesta that UIC’s Board of Directors (the “UIC Board”) had met to review the various proposals it had received. Mr. Strader indicated that UIC would likely request that all bidders submit a final proposal by sometime during the following week. A representative of JPMorgan later called a member of Textron senior management to request that Textron submit a best and final offer by September 19, 2007.

On September 19, 2007, Textron sent UIC a revised written proposal to acquire UIC at a purchase price of $80 in cash per share.

On September 20, 2007, Mr. Strader informed Mr. Tempesta that the UIC Board would likely meet on September 25, 2007 and select one bidder with whom to complete negotiations of a mutually satisfactory merger agreement.

On September 23, 2007, representatives of Textron’s outside legal counsel, together with Textron’s Vice President and Deputy General Counsel, and representatives of Proskauer Rose LLP, UIC’s outside legal counsel, together with UIC’s General Counsel, held a telephonic meeting to negotiate the merger agreement.

On September 24, 2007, a representative of JPMorgan telephoned a member of senior management of Textron and requested that Textron submit another best and final proposal for an acquisition of UIC. The member of Textron senior management advised JPMorgan that Textron had submitted its best and final bid on September 19, 2007 and that a counteroffer would be considered and possibly submitted to the Textron board for approval if reasonable. Mr. Strader telephoned Mr. Tempesta later that day and proposed that Textron submit an offer, such as $81 per share. Mr. Tempesta advised Mr. Strader that Textron management would not submit an offer until it received a counteroffer. Mr Strader said then the counteroffer would be $82 per share. Mr Tempesta advised that he believed the Textron Board would reject $82 per share but likely approve a price of $81 per share, assuming the parties moved quickly to resolve all remaining issues. Later that day, a member of Textron senior management was informed that the UIC Board had authorized UIC’s management to proceed with negotiating a definitive merger agreement with Textron at a purchase price of $81 in cash per share.

On September 25, 2007, Mr. Tempesta telephoned Mr. Strader to discuss the status of negotiations regarding the merger agreement, as well as proposed changes to Mr. Strader’s employment agreement. Later that day, Textron’s legal counsel provided UIC’s legal counsel with suggested changes to Mr. Strader’s employment agreement with UIC.

On September 25, 2007, Textron senior management updated the Textron Board on the status of the potential acquisition of UIC. After deliberation, the Textron Board approved Textron management pursuing an acquisition of UIC at a purchase price of $81 in cash per share.

On September 26, 2007, Textron’s legal counsel sent a draft of the proposed tender and support agreement to legal counsel for UIC and to Olshan Grundman Frome Rosenzweig & Wolosky LLP, outside legal counsel for the Supporting Stockholders.

On September 27, 2007, the Textron Board met to discuss the potential acquisition of UIC, as well as the current draft merger agreement and tender and support agreement. After deliberation, the Textron Board voted to approve the acquisition of UIC, subject to negotiation of definitive agreements for the acquisition satisfactory to Textron senior management. Later on September 27, 2007, a member of UIC senior management informed Textron that the UIC Board had approved the transaction at a meeting held that evening.

From September 27, 2007 through October 7, 2007, representatives of Textron’s legal counsel and UIC’s legal counsel continued to negotiate the merger agreement, and Textron and its legal counsel continued to complete confirmatory due diligence. Representatives of Textron’s legal counsel and the Supporting Stockholders’ legal counsel also continued to negotiate unresolved provisions of the tender and support agreement.

On October 6, 2007, Textron’s management committee met to discuss the status of the potential acquisition of UIC and determined that Textron should proceed with the acquisition.

On October 7, 2007, representatives of Textron’s legal counsel and UIC’s legal counsel completed negotiations regarding all terms of the merger agreement, and a member of Textron senior management and one of the Supporting Stockholders completed negotiations regarding the tender and support agreement.

The Merger Agreement and the Tender and Support Agreement were signed the evening of October 7, 2007, and Textron announced the transaction in a press release issued the next morning prior to the opening of trading on the NYSE.

Teaming Agreement.   On July 21, 2004, two Textron subsidiaries, Bell Helicopter Textron Inc. and Textron Systems Corporation, entered into a teaming agreement (the “Teaming Agreement”) with Lockheed Martin Corporation and AAI Corporation, a subsidiary of UIC. The Teaming Agreement was with respect to the “Eagle Eye Systems Program” relating to vertical tactical unmanned aerial vehicles. The purpose of the Teaming Agreement is to establish a teaming relationship among the parties to cooperate in the pursuit and performance of the “Eagle Eye Systems Program,” which includes opportunities to provide prototypes, demonstrators, system design and development, production, derivatives and logistics support to the U.S. Government and non-U.S. Government customers under prime contracts and subcontracts.

The foregoing summary is qualified in its entirety by reference to the complete text of the Teaming Agreement, which is filed as an exhibit to the Tender Offer Statement on Schedule TO that Textron and Purchaser filed with the Commission on October 16, 2007 (the “Schedule TO”) and which is incorporated herein by reference.

11. Purpose of the Offer and Plans for UIC; Transaction Documents

Purpose of the Offer and Plans for UIC.   The purpose of the Offer and the Merger is for Textron, through Purchaser, to acquire control of, and the entire equity interest in, UIC. Pursuant to the Merger, Textron will acquire all of the capital stock of UIC not purchased pursuant to the Offer, the top up option or otherwise. Stockholders of UIC who sell their Shares in the Offer will cease to have any equity interest in UIC or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in UIC. On the other hand, after selling their Shares in the Offer or the subsequent Merger, stockholders of UIC will not bear the risk of any decrease in the value of UIC.

If Purchaser purchases Shares pursuant to the Offer, Textron is entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the board of directors of UIC. See “The Merger Agreement—Directors” below.

In accordance with the Merger Agreement, following the time of the purchase of Shares pursuant to the Offer (the time of such purchase, the “Purchase Time”), Textron has agreed under the Merger Agreement to acquire the remaining Shares pursuant to the Merger. We may also acquire Shares pursuant to the top up option.

Textron is conducting a detailed review of UIC and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel. Textron will continue to evaluate the business and operations of UIC during the pendency of the Offer and, after the consummation of the Offer and the Merger, will make such changes it deems desirable in any of the foregoing in light of the circumstances then existing. Thereafter, Textron intends to conduct a comprehensive review of UIC’s business, operations, capitalization and management with a view to optimizing development of UIC’s potential in conjunction with Textron’s existing businesses. Without limiting the generality of the foregoing, in connection with Textron’s plan to acquire all of UIC’s outstanding equity interests pursuant to the Offer and the Merger, Textron intends to make changes to UIC’s charter, by-laws and board of directors as well as certain changes to its capitalization, indebtedness and benefit plans. Possible changes also include changes to UIC’s dividend policy, management and a reorganization of reporting responsibilities of certain of UIC’s business units within Textron’s business units. Textron does not have any current plans to effect an extraordinary corporate transaction with any third party involving UIC or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets.

The Merger Agreement.   The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 9 under “Available Information.”

The Offer.   The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions to the Offer described in Section 13—“Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn prior to the Expiration Date. For purposes of the Merger Agreement, “Expiration Date” means 12:00 midnight, New York city time, on Tuesday, November 13, 2007, as the same may (or, to the extent required by the Merger Agreement, shall) be extended from time to time. Purchaser expressly reserves the right (but is not obligated), at any time or from time to time, to waive or otherwise make any change in the terms and conditions of the Offer; provided that, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of UIC, (a) waive the Minimum Condition unless the Modified Minimum Condition is satisfied and Textron has made the Cash Election Request, (b) change the form of consideration to be paid pursuant to the Offer, (c) decrease the Offer Price or the number of Shares sought in the Offer, (d) impose conditions to the Offer in addition to those set forth in Annex I of the Merger Agreement (and described in Section 13—“Conditions of the Offer”), (e) otherwise amend or modify the conditions to the Offer in any manner materially adverse to the holders of Shares or (f) extend the expiration of the Offer, except as required or permitted by the Merger Agreement.

Upon the terms and subject to the conditions of the Offer, Purchaser will be required, as promptly as practicable following the Expiration Date, to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer and will be required, as promptly as practicable, to accept and pay for any Shares validly tendered in any subsequent offering period. Purchaser may, without UIC’s consent, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act if there shall not have been validly tendered and not withdrawn that number of Shares necessary to effect a short-form merger of UIC. Subject to its obligations under the Merger Agreement to extend the Offer, under the Merger Ageement, Purchaser shall not be required to accept for payment or pay for any tendered Shares, may delay the acceptance for payment or payment for any tendered Shares and may terminate or amend the Offer as to Shares not then paid for in the event that any of the conditions described in Section 13—“Conditions of the Offer” exist.

Purchaser has agreed under the Merger Agreement to extend the Offer for one or more periods determined by Purchaser of up to 20 business days per extension if, at any scheduled expiration of the Offer, any of the conditions to the Offer have not been satisfied or waived by Purchaser and, in Purchaser’s reasonable determination, such condition is capable of being satisfied on or before February 7, 2008; provided, however, that:

•       If all the Offer conditions, other than the Minimum Condition, are satisfied or waived as of the first scheduled expiration of the initial offering period, then, unless (i) Purchaser has previously commenced a tender offer for the Notes or (ii) the Modified Minimum Condition is satisfied, Purchaser has waived the Minimum Condition and Textron has made the Cash Election Request, Purchaser shall be obligated to extend the Offer for 10 business days;

•       If at any other scheduled or extended expiration of the Offer, all the Offer conditions other than the Minimum Condition are satisfied or waived, Purchaser shall not be obligated to extend the Offer unless required by applicable Law (as defined below), but Purchaser shall be entitled to extend the Offer;

•       If at any scheduled or extended expiration of the Offer, the Offer conditions set forth in paragraphs (a) and (b) of Section 13—“Conditions of the Offer” have not been satisfied (other than by reason of a judgment, injunction or order that is not final or remains subject to appeal) or waived by Purchaser, Purchaser shall not be obligated (but shall be entitled) to extend the Offer;

•       If at any scheduled or extended expiration of the Offer, the Offer condition set forth in paragraphs (c) or (d) of Section 13—“Conditions of the Offer” has not been satisfied or waived by Purchaser and the breach or failure to perform or comply that has caused such non-satisfaction is not capable of being cured within 20 days after receipt by UIC of notice of such breach or failure from Purchaser (it being understood that a willful failure to comply with the obligations described in the Section “—Covenants—No Solicitation” shall be deemed incapable of being cured) or, if capable of being cured within such period, has not been cured within such period, Purchaser shall not be obligated (but shall be entitled) to extend the Offer; or

•       If at any scheduled or extended expiration of the Offer, the Offer condition set forth in paragraph (e) of Section 13—“Conditions of the Offer” has not been satisfied or waived, Purchaser shall not be obligated (but shall be entitled) to extend the Offer).

In any event, Purchaser is not required (but shall be entitled) to extend the Offer at any time when Purchaser is permitted to terminate the Merger Agreement and Purchaser is not required or permitted to extend the Offer beyond February 7, 2008 without the consent of UIC. See Sections 1 and 13—“Terms of the Offer” and “Conditions of the Offer.” Purchaser may extend the offer for any period required by applicable Law.

Recommendation.   UIC has represented in the Merger Agreement that its board of directors (at a meeting or meetings duly called and held) has unanimously (other than one recused director) (a) determined that the Merger Agreement, the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, UIC and its stockholders, (b)  approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (c) directed that the adoption of the Merger Agreement be submitted to UIC’s stockholders and (d) resolved to recommend that UIC’s stockholders accept the Offer, tender their Shares pursuant to the Offer and adopt the Merger Agreement (the “Board Recommendation”). UIC has further represented that its board of directors has taken all actions so that no restrictions contained in any “moratorium,” “control share acquisition,” “business combination,” “fair price,” “interested stockholder,” “stockholder protection,” or other similar anti-takeover law or regulation, including Section 203 of the DGCL, and no restrictive provision of UIC’s restated certificate of incorporation or bylaws or of any comparable organizational document of any of UIC’s subsidiaries, will apply to Textron, Purchaser, the execution and delivery of the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement.

Directors.   The Merger Agreement provides that, subject to the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, effective upon Purchaser’s acceptance of Shares for payment pursuant to the Offer, Textron has the right to designate a number of directors of UIC, rounded up to the next whole number, that is equal to the product of the total number of directors on the UIC board of directors and the percentage that the number of Shares beneficially owned by Textron and/or Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding. UIC will use its commercially reasonable efforts to cause Textron’s designees to be elected or appointed to UIC’s board of directors, including seeking and accepting the resignations of incumbent directors and increasing the size of the UIC board of directors. UIC has also agreed in the Merger Agreement to use its commercially reasonable efforts to cause individuals designated by Textron to constitute the same percentage of each committee of the UIC board of directors and each board of directors of each subsidiary of UIC as the percentage of the entire board represented by the individuals designated by Textron.

However, the Merger Agreement further provides that, from the election or appointment of Textron’s designees until the Effective Time, certain actions of UIC may only be authorized by, and will require the authorization of, a majority of the directors of UIC then in office who were not designated by Textron (the “Continuing Directors”) or, if there are no Continuing Directors, by a majority vote of the UIC board of directors.

Top Up Option.   UIC has irrevocably granted to Purchaser an option (the “top up option”), exercisable only after the acceptance by Purchaser of, and payment for, Shares tendered in the Offer, to purchase that number of shares of UIC Common Stock as is equal to the lowest number of shares of UIC Common Stock that, when added to the number of Shares owned directly or indirectly by Textron at the time of such exercise, will constitute one share more than 90 percent of the Fully Diluted Shares (after giving effect to the issuance of the shares of UIC Common Stock purchased under the top up option). The price per Share payable under the top-up option would be equal to the Offer Price. The top up option is exercisable in whole or in part at any time after consummation of the Offer and prior to the earlier to occur of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms, provided that, after giving effect to the issuance of the top up option shares, Textron will directly or indirectly own one Share more than 90 percent of the Shares then outstanding (after giving effect to the issuance of the shares of UIC Common Stock purchased under the top up option). In no event will the top-up option be exercisable for a number of shares of UIC Common Stock in excess of UIC’s then authorized and unissued shares (including as authorized and unissued shares any such Shares held in the treasury of UIC).

The Merger.   The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into UIC, and UIC will continue as the surviving corporation. UIC has agreed in the Merger Agreement that, if stockholder approval for the Merger is required other than pursuant to a short-form merger pursuant to Delaware law, UIC will hold a special meeting of its stockholders as promptly as practicable following the consummation of the Offer for the purpose of adopting the Merger Agreement. Textron and Purchaser have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by Textron or any of its subsidiaries will be voted in favor of adoption of the Merger Agreement.

The Merger Agreement further provides that, notwithstanding the foregoing, if following consummation of the Offer, the exercise of the top up option or otherwise, Textron, Purchaser or any other subsidiary of Textron holds at least 90 percent of the outstanding Shares, each of Textron, Purchaser and UIC will take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after such acquisition, as a short-form merger without action of the stockholders of UIC.

Charter, Bylaws, Directors, and Officers.   The Merger Agreement provides that at the Effective Time, the certificate of incorporation of UIC will be amended and restated in its entirety to read as the certificate of incorporation of Purchaser in effect immediately prior to the Effective Time. Also at the Effective Time, the bylaws of UIC will be amended and restated in their entirety so as to read as the bylaws of Purchaser as in effect immediately prior to the Effective Time. The Merger Agreement futher provides that the directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the surviving corporation.

Conversion of Shares.   The Merger Agreement provides that each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of UIC, owned by Textron, Purchaser or any subsidiary of Textron or UIC, or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder, be converted at the Effective Time into the right to receive the Merger Consideration, payable to such holder upon surrender of the certificate formerly representing such Shares, without interest thereon. The Merger Agreement also provides that at the Effective Time, each Share owned by Textron, Purchaser or any subsidiary of Textron will be canceled (other than Shares held in the treasury of UIC or owned by any subsidiary of UIC), and no payment or distribution will be made with respect to such Shares. In addition, the Merger Agreement provides that at the Effective Time, each share of Purchaser’s common stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the surviving corporation.

Treatment of Options and ESPP.   The Merger Agreement provides that, at the Effective Time, each outstanding and unexercised option to acquire shares of UIC Common Stock granted under UIC’s 2006 Long-Term Incentive Plan, 2004 Stock Option Plan, 1996 Stock Option Plan for Non-employee Directors and the 1994 Stock Option Plan or any predecessor plan (each such option, a “UIC Option”) that is outstanding and unexercised immediately prior to the Effective Time, and that is not then vested and exercisable, shall become fully vested on an accelerated basis immediately prior to the Effective Time. The Merger Agreement further provides that, as of the Effective Time, each UIC Option, whether vested or unvested, will be canceled and will thereafter solely represent the right to receive from Textron or the surviving corporation, in exchange, an amount in cash equal to the product of the number of shares subject to such option and the excess, if any, of the Offer Price, without interest, over the exercise price per share of UIC Common Stock subject to such option, less any required withholding taxes (giving effect to the acceleration of vesting described above). UIC has agreed to ensure that following the Effective Time, no holder of a UIC Option (or former holder of a UIC Option) or any participant in any employment benefit plan shall have any right under any such plan to acquire any capital stock of UIC or the surviving corporation or any other equity interest therein (including “phantom” stock or stock appreciation rights).

Pursuant to the Merger Agreement, as soon as practicable following October 7, 2007, the board of directors (or applicable committee thereof) of UIC is required to adopt resolutions and take other required actions under UIC’s Employee Stock Purchase Plan (“ESPP”) to provide that, with respect to the ESPP, (i) participants may not increase their payroll deductions or purchase elections from those in effect on October 7, 2007 and (ii) cause the ESPP to be suspended effective as of the last business day of October. Such suspension shall cause the “offering period” in effect as of October 7, 2007 to be the final “offering period” under the ESPP and subject to consummation of the transactions contemplated by the Merger Agreement, the ESPP shall terminate immediately prior to the Effective Time.

Representations and Warranties.   In the Merger Agreement, UIC has made customary representations and warranties to Textron and Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, the vote of UIC’s stockholders required to approve the Merger, conflicts, consents and approvals, compliance with law, permits, public filings, financial statements, absence of any Material Adverse Effect (as defined below), litigation, employee benefit plans, labor and employment matters, insurance, properties, tax matters, information to be included in this Offer to Purchase, and any other ancillary documents related to the Offer (collectively, the “Offer Documents”), the Schedule 14D-9  and in any proxy or information statement to be sent to stockholders in connection with the Merger, intellectual property, environmental matters, government contracts, other material contracts, affiliate transactions, the fairness opinion of JPMorgan, brokers’ fees, and the inapplicability of state takeover laws or restrictive provisions in UIC’s governing documents. Each of Textron and Purchaser has made customary representations and warranties to UIC with respect to, among other matters, organization and qualification, authority, conflicts, consents and approvals, litigation, information to be included in the Schedule 14D-9, the Offer Documents and any proxy or information statement to be sent to stockholders in connection with the Merger, brokers’ fees, “interested stockholder” status, Purchaser’s operations and financing.

As defined in the Merger Agreement, and for purposes of the Offer, “Material Adverse Effect” means any event, change, development or occurrence that, either individually or in the aggregate with all other events, changes, developments or occurrences, (a) has had or would reasonably be expected to have a material adverse effect on the properties, assets, liabilities, business, results of operations or financial condition of UIC and its subsidiaries, taken as a whole, but excluding any such event, change, development or occurrence to the extent resulting from or arising out of (i) changes in the financial markets generally in the United States or that are the result of any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (ii) general national, international or regional economic, financial, political or business conditions (including changes in law or GAAP or authoritative interpretations thereof) affecting generally the defense industry, which do not have a materially disproportionate effect (relative to other industry participants) on UIC and its subsidiaries taken as a whole, (iii) the announcement of the Merger Agreement (including any cancellations or delays in contract awards and any impact on relationships with customers, prime contractors, subcontractors, suppliers or employees but in each case only to the extent related to the announcement), (iv) changes in the market price or trading volume of UIC’s securities; provided that the exception in this clause (iv) is strictly limited to any such change or failure in and of itself and shall not prevent or otherwise affect a determination that any event, change, development or occurrence underlying such change or failure has resulted in, or contributed to a Material Adverse Effect, (v) the suspension of trading of securities generally on the New York Stock Exchange; and (vi) change in appropriations arising from the U.S. fiscal year or supplemental budget or from any foreign government budget which does not have a materially disproportionate effect (relative to other defense industry participants) on UIC and its subsidiaries taken as a whole, or (b) prevents, materially delays or materially impairs the ability of UIC to consummate the Merger.

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•       with respect to UIC, have been qualified by information set forth in a confidential disclosure letter of UIC provided to Textron and Purchaser in connection with the execution of the Merger Agreement—the information contained in this disclosure letter modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•       will not survive consummation of the Merger;

•       may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

•       were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

Covenants

Conduct of Business.   The Merger Agreement obligates UIC, from the date of the Merger Agreement until the Effective Time, to conduct its operations according to its ordinary and usual course of business consistent with past practice, and to use its commercially reasonable efforts to preserve intact its business organization and goodwill, maintain and keep its material properties in good repair and free from non-permitted liens, maintain in effect all material governmental permits and timely make all required Commission filings. The Merger Agreement also contains specific restrictive covenants as to certain activities of UIC prior to the Effective Time which provide that UIC will not take certain actions without the prior written consent of Textron or otherwise as permitted by the Merger Agreement or required by Law including, among other things and subject to certain exceptions, amending its restated certificate of incorporation or bylaws, issuing or selling its securities or granting options, disposing of intellectual property rights, declaring or paying any dividends, reclassifying or redeeming its securities, amending any term of its capital stock, adopting a plan of reorganization of UIC, making material dispositions, entering into or terminating certain material contracts, incurring any capital expenditures inconsistent with a pre-determined budget, taking action that would result in an amendment or material default under any indebtedness, entering into severance or similar agreements, increasing compensation or adopting new employee benefit plans, changing accounting policies or practices, making, revoking or amending any material tax elections, settling or compromising any material tax liability, settling litigation or claims, entering into any material non-competiton agreements or line of business restrictions or agreeing to take any of the foregoing actions.

Stockholder Approval.   In the Merger Agreement, UIC has agreed, if required under the DGCL in order to consummate the Merger other than in a short-form merger pursuant to Section 253 of the DGCL, that, (i) in accordance with the DGCL, UIC’s restated certificate of incorporation and bylaws, UIC, in consultation with Textron, shall establish a record date (which will be as promptly as reasonably practicable following the consummation of the Offer) for, duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the consummation of the Offer, for the purpose of voting on the matters requiring the affirmative vote of holders of a majority of Shares entitled to be voted for the adoption of the Merger Agreement and, subject to certain provisions with respect to a Change of Recommendation of the board of directors described in “No Solicitation” below, the UIC board of directors will advise and recommend unanimously (other than one recused director) to its stockholders that the stockholders of UIC adopt the Merger Agreement.

In connection with any such stockholder’s meeting, the Merger Agreement further obligates Textron and UIC, in accordance with the DGCL, UIC’s restated certificate of incorporation and bylaws, as promptly as reasonably practicable after the consummation of the Offer, to prepare jointly for UIC to file with the Commission a preliminary proxy statement and all other proxy materials for such meeting. Subject to certain exceptions described in “No Solicitation” below, UIC has agreed to use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of the Merger Agreement and the approval of the Merger.

Notwithstanding any provision of the Merger Agreement to the contrary, Textron and Purchaser have agreed in the Merger Agreement that, if Textron, Purchaser or any other subsidiary of Textron acquire at least 90% of the then outstanding Shares pursuant to the Offer, through exercise of the top up option or otherwise, Textron, Purchaser and UIC shall take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after such acquisition without a meeting of stockholders of UIC, in accordance with Section 253 of the DGCL.

Contact with Employees.   Textron and Purchaser have agreed not to (and to cause their respective representatives and affiliates not to) contact or otherwise communicate with the employees (other than senior executives) of UIC and its subsidiaries regarding the business of UIC, the Merger Agreement and the transactions contemplated hereby without the prior written consent of UIC, which consent shall not be unreasonably withheld, conditioned or delayed.

No Solicitation.   In the Merger Agreement, UIC has agreed that neither it nor any of its subsidiaries nor any of their respective officers, directors or employees will, and to instruct and to use its reasonable best efforts and act in good faith to cause its other representatives not to, directly or indirectly, (i) solicit,, initiate, induce, encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or may reasonably likely to lead to, an Acquisition Proposal (as defined below), (ii) participate in, induce or encourage any discussions or negotiations regarding (or furnish to any person any information with respect to) UIC and its subsidiaries in connection with any proposal that constitutes, or may reasonably likely to lead to, an Acquisition Proposal, (iii) amend or grant any waiver or release, and use commercially reasonable efforts to enforce, any standstill or similar agreement with respect to any class of equity securities of UIC or any of its subsidiaries, (iv) approve any transaction under (other than the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement), or any person (other than Textron or Purchaser) becoming an “interested stockholder” under, Section 203 of the DGCL, or (v) enter into any merger agreement, letter of intent, agreement in principle or similar agreement relating to any Acquisition Proposal (other than any confidentiality agreement with respect to a possible Superior Proposal (as defined below)). UIC further agreed to cease any existing discussions or negotiations with any persons with respect to any Acquisition Proposal and to request the return or destruction of all confidential information provided by or on behalf of UIC or any of its subsidiaries after January 1, 2007 with respect to any possible Acquisition Proposal or other possible significant transaction.

Notwithstanding the foregoing, before the Purchase Time (and not thereafter), UIC may furnish information and participate in discussions or negotiations with any person making an unsolicited, written bona fide Acquisition Proposal that the UIC board of directors believes in good faith (after consultation with an independent financial advisor and outside counsel) constitutes or is reasonably likely to result in a Superior Proposal (as defined below), provided that: (a) UIC has first given to Textron written notice of the Acquisition Proposal; (b) the Acquisition Proposal was made after the date of the Merger Agreement and did not result from a breach of the obligations described under “No Solicitation” (and as set forth in Section 7.5 of the Merger Agreement); (c) UIC receives from such person an executed confidentiality agreement no less protective to UIC than the confidentiality agreement between UIC and Textron and (d) the UIC board of directors determines in good faith, after consultation with its outside counsel, that the failure to take such action would reasonably be likely to constitute a violation of its fiduciary duties under applicable Law.

The Merger Agreement requires UIC to provide Textron as promptly as practicable (in any event within 24 hours) after receipt of an Acquisition Proposal or any request for information or discussions or inquiries reasonably likely to lead to an Acquisition Proposal with notice, including the identity of the person or group making the proposal, request, discussion or inquiry and the material terms and conditions thereof, and with a copy of all written materials provided in connection with such proposal, request, discussion or inquiry. The Merger Agreement also requires UIC promptly to keep Textron informed in all material respects of the status and details of the Acquisition Proposal, request, discussion or inquiry and promptly to provide a copy of all subsequently provided written materials.

The Merger Agreement provides that, except as described below, UIC may not (i) fail to make the Board Recommendation, (ii) withdraw or modify in a manner adverse to Textron or Purchaser (or publicly propose to withdraw or modify) or (iii) approve, recommend or otherwise declare advisable (or publicly propose to approve or recommend) an Acquisition Proposal (any of the actions described in (i), (ii) and (iii), a “Change of Recommendation”).

The UIC board of directors may (i) make a Change of Recommendation or (ii) terminate the Merger Agreement prior to the first acceptance of Shares pursuant to the Offer upon (A) UIC’s substantially concurrent entry into a definitive agreement for the consummation of a Superior Proposal and (B) payment of the Termination Fee (as described under “Fees and Expenses” below), provided that, in either case, the UIC board of directors determines in good faith, after consultation with its outside counsel, that the failure to take such action would reasonably be likely to constitute a violation of its fiduciary duties under applicable Law. UIC’s right to terminate the Merger Agreement under this provision is subject to (i) UIC providing at least three business days written notice to Textron and Purchaser of the Superior Proposal and (ii) Textron and Purchaser not making an offer at least as favorable to UIC’s stockholders as such Superior Proposal.

Under the Merger Agreement: “Acquisition Proposal” means any inquiry, indication of interest, proposal or offer from any person or group of persons (other than Textron, Purchaser or their respective subsidiaries) relating to any acquisition or purchase of assets or a business that constitutes 20% or more of the net revenues, net income or assets of UIC and its subsidiaries, taken as a whole, or 20% or more of any class or series of UIC securities, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of any outstanding class or series of UIC securities, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving UIC (or any subsidiary or subsidiaries of UIC whose assets or businesses constitute 20% or more of the net revenues, net income or assets of UIC and its subsidiaries, taken as a whole), except, in each case, other than the Offer, the Merger, the top up option and the other transactions contemplated by the Merger Agreement; and “Superior Proposal” means any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (except that references in the definition of “Acquisition Proposal” to “20%” shall be replaced by “100%”) that the board of directors of UIC determines in its good faith business judgment (after consultation with UIC’s financial advisor and UIC’s outside legal counsel and in light of all relevant circumstances and all terms and conditions of such Acquisition Proposal and the Merger Agreement, to be more favorable to UIC’s stockholders than the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Employee Benefits.   The Merger Agreement provides that as of the Effective Time, Textron will cause the surviving corporation to honor, in accordance with their terms, certain existing employment, labor, retention and severance agreements, incentive bonus and benefit plans between UIC and any officer, director or employee of UIC.

In the Merger Agreement, subject to applicable Law, Textron and Purchaser have agreed with UIC that from the Effective Time until December 31, 2008, Textron will provide or cause to be provided for UIC’s and its subsidiaries’ current and former non-union employees compensation and benefits that are, in the aggregate, substantially comparable to those provided to such employees immediately before the Effective Time. Textron has also agreed to cause to be provided compensation and employee benefits to all union employees in accordance with the terms and conditions of the labor agreement then in effect applicable to such employees.

For all purposes (other than benefit accrual but including accrual under the vacation time off plans), each employee, without duplication, will be to credited such employee’s years of service, seniority status and accrued but unused vacation paid time off for which such employee was credited prior to the Effective Time. In addition, pursuant to the Merger Agreement, for the period beginning on the Effective Date and ending on the third anniversary thereafter, Textron will provide or cause to be provided to certain specified individuals group medical and dental care coverage that is substantially comparable, in the aggregate, to the coverage provided to each such individual immediately prior to the Effective Time.

The Merger Agreement further provides that the foregoing obligations shall not prevent the amendment or termination of any employee benefit plan of UIC, subject to certain exceptions, and that the applicable provisions of the Merger Agreement are not intended to confer on any person other than the parties to the Merger Agreement any rights or remedies.

Indemnification and Insurance.   In the Merger Agreement, Textron and Purchaser have agreed that the certificate of incorporation and bylaws of the surviving corporation in the Merger will contain provisions no less favorable to present or former UIC directors and officers than UIC’s restated certificate of incorporation and bylaws in effect as of October 7, 2007 with respect to indemnification and advancement of expenses for acts or omissions existing or occurring at or prior to the Effective Time. At all times after the acceptance for payment of Shares pursuant to the Offer, the parties to the Merger Agreement have agreed that UIC (and from and after the Effective Time, the surviving corporation) will indemnify each present and former officer and director of UIC and its subsidiaries and certain specified employees (each an “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters or in connection with the fact that such Indemnified Party is or was an officer, director, or fiduciary of UIC, or of another entity if such service was at the request or for the benefit of UIC, for acts or omissions existing or occurring at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement, to the fullest extent UIC is permitted to do so under applicable Law and its restated certificate of incorporation and bylaws as in effect on October 7, 2007. In the event of any such proceeding, each such Indemnified Party will be entitled to advancement of expenses incurred in the defense of the proceeding from UIC or the surviving corporation, as applicable, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if a court of competent jurisdiction determines, by final, nonappealable order, that such Indemnified Party is not entitled to indemnification.

The Merger Agreement further provides that Textron will (or will cause the surviving corporation to) cause to be maintained, for a period of at least six years after the Effective Time, a directors’ and officers’ insurance and indemnification policy with an insurer with a Standard & Poor’s rating of at least A that provides coverage for acts or omissions occurring prior to the Effective Time no less favorable than those of UIC’s directors’ and officers’ insurance policy as of the date of the Merger Agreement. Under the terms of the Merger Agreement, such insurance coverage is required to be maintained only to the extent of coverage that can be maintained at an aggregate cost of not greater than 200 percent of the current annual premium for UIC’s directors’ and officers’ liability insurance coverage.

Notes.   UIC has agreed to elect to pay in cash any applicable make-whole premiums payable to holders of the Notes that becomes due in connection with the Merger Agreement and the transactions contemplated thereby.

UIC has further agreed to timely deliver all notices required to be delivered, and timely take all actions required to be taken, by the indenture, dated as of September 15, 2004 (the “Indenture”), by and among UIC, AAI Corporation, a Delaware corporation and a wholly owned subsidiary of UIC, and the U.S. Bank National Association, a national banking association organized and existing under the laws of the Unites States, as trustee (the “Trustee”), in respect of the Offer, the Merger or the other transactions contemplated hereby. UIC has also agreed to provide Textron and Purchaser certain rights with respect to such notices, elections under the Indenture and communications and material discussions or meetings with any holder of the Notes, the Trustee or any depository.

At the request of Textron (the Cash Election Request), UIC (i) shall elect to satisfy all or a portion of any Notes surrendered for conversion after the first acceptance of Shares pursuant to the Offer in cash and (ii) shall promptly notify the holders of the Notes and the Trustee of such election in accordance with the terms of the Indenture. If Textron makes such Cash Election Request, Textron shall lend or cause to be lent to UIC funds sufficient to pay the Conversion Obligation (as defined in the Indenture) that becomes due and payable under the Indenture in connection with the surrender of Notes for conversion by the holders thereof after the first acceptance of Shares pursuant to the Offer, such loan to be made at an interest rate equal to or less than the interest rate payable under, and on terms substantially comparable to the terms of, the Amended and Restated Revolving Credit Agreement, dated as of May 31, 2007, by and among UIC, AAI Corporation, SunTrust Bank, as administrative agent, and the lenders and other financial institutions party thereto.

At Textron’s sole option and discretion, Textron may cause Purchaser to commence a tender offer to purchase all or a portion of the outstanding Notes (the “Notes Offer”) upon such terms and conditions as Textron may determine in its sole discretion.

Regulatory Filings.   The parties to the Merger Agreement have agreed to cooperate with respect to determining whether any action by or in respect of, or filing with, any governmental entity is required, or any actions, consents, approvals or waivers are required to be obtained from any parties to any contracts or government contracts, in connection with the consummation of the transactions contemplated by the Merger Agreement.

As promptly as reasonably practicable after the date of the Merger Agreement and in any event within 10 Business Days after the date of the Merger Agreement, UIC, Textron and Purchaser have agreed to prepare and file all necessary documentation to comply with the notification and antitrust requirements under the HSR Act the German Act Against Restraints to Competition and the Austrian Cartel Act 2005. See Section 15—“Certain Legal Matters” under subsections “U.S. Antitrust Compliance” and “Foreign Antitrust Laws.”

Notwithstanding anything in the Merger Agreement to the contrary, Textron has agreed to promptly use its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement, including the defense through litigation on the merits of any claim asserted by any court, agency or other proceeding by any person or governmental entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions.

Stockholder Litigation.   In connection with any stockholder litigation which may be brought against UIC or its directors relating to any transaction contemplated by the Merger Agreement, UIC has agreed to keep Textron and Purchaser informed of the status of such litigation and provide the right to participate in its defense. UIC has further agreed not to settle any such litigation without Textron’s and Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Takeover Laws.   UIC has agreed to take, upon the request of Textron or Purchaser, all reasonable steps to exclude the applicability of, or to assist in any challenge by Textron or Purchaser to the validity, or applicability to the Offer, the Merger or any other transaction contemplated by the Merger Agreement of, any “moratorium,” “control share acquisition,” “business combination,” “fair price,” “interested stockholder,” “stockholder protection” or other similar anti-takeover law or regulation.

Notification of Certain Matters.   From and after the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, subject to applicable Law, each of UIC and Textron have agreed to promptly notify the other of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to the Merger Agreement to effect the Offer and the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of UIC or Textron, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to the Merger Agreement that would reasonably be expected to result in any condition to the obligations of any party to the Merger Agreement to effect the Offer, the Merger and the other transactions contemplated by the Merger Agreement not to be satisfied; provided, however, that the delivery of any such notice will not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available under the Merger Agreement to the party receiving such notice.

Conditions to Consummation of the Merger.   Pursuant to the Merger Agreement, the respective obligations of Textron, Purchaser and UIC to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions: (a) if required by the DGCL and Purchaser and UIC may not effect a short-form merger, the Merger Agreement shall have been adopted by the affirmative vote of holders of a majority of the outstanding Shares, (b) no order, judgment, injunction, writ, ruling or decree issued by any governmental entity and no applicable statute, law, rule, regulation, code shall be in effect that enjoins restrains, prevents or otherwise prohibits consummation of the Merger or makes the Merger illegal and (c) Purchaser (or Textron on Purchaser’s behalf) shall have accepted for purchase all Shares validly tendered (and not withdrawn) pursuant to the Offer. Textron and Purchaser have agreed pursuant to the Merger Agreement that all Shares owned by Textron or any of its subsidiaries will be voted in favor of adoption of the Merger Agreement.

Termination.   The Merger Agreement provides that it may be terminated, and the Offer and Merger may be abandoned, at any time prior to the Effective Time:

(a)   by mutual written consent of Textron and UIC;

(b)   by written notice of either Textron or UIC at any time prior to the Purchase Time if the Offer has not been consummated by February 7, 2008, provided that the failure of such consummation was not principally caused by or resulted from the terminating party’s failure to fulfill any of its obligations under the Merger Agreement;

(c)   by written notice of either UIC or Textron, if any governmental entity shall have issued an order, decree or ruling or taken any other action, (i) restraining, enjoining, preventing or otherwise prohibiting the acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger, or (ii) making the acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal, and such Law, order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party terminating the Merger Agreement shall have complied with its obligations under the Merger Agreement to have any such order, decree or ruling lifted or vacated;

(d)   by written notice of Textron, if (i) the UIC board of directors shall have effected a Change of Recommendation or resolved to do so or (ii) the board of directors of UIC shall have failed to publicly confirm its recommendation of the Offer and the Merger Agreement within three Business Days of a written request by Textron that it do so;

(e)   by written notice of UIC prior to the acceptance for payment of Shares pursuant to the Offer, in accordance with its obligations under the Merger Agreement in respect of any possible Acquisition Proposal or Superior Proposal;

(f)    by written notice of Textron (if Textron is not in material breach of its obligations or its representations and warranties under the Merger Agreement), if, prior to the acceptance for payment of Shares pursuant to the Offer, there has been a breach by UIC of any representation, warranty, covenant or agreement of UIC contained in the Merger Agreement that (i) would result in any condition to the Offer not being satisfied and (ii) is either incurable or not cured (if curable through commercially reasonable efforts) by the earlier of (A) 20 days following receipt by UIC of written notice from Textron of such breach and (B) February 7, 2008;

(g)   by written notice of UIC (if UIC is not in material breach of its obligations or its representations and warranties under the Merger Agreement), if, prior to the acceptance for payment of Shares pursuant to the Offer, there has been a breach by Textron of any representation, warranty, covenant or agreement of Textron contained in the Merger Agreement that (i) would have, either individually or in the aggregate, a material adverse effect on Textron’s or Purchaser’s ability to consummate the Offer or the Merger and (ii) is either incurable or not cured (if curable through commercially reasonable efforts) by the earlier of (A) 20 days following receipt by Textron of written notice from UIC of such breach and (B) February 7, 2008;

(h)   by written notice of Textron, if UIC shall have breached any of its obligations described under “No Solicitation” above (and set forth in Section 7.5 of the Merger Agreement);

(i)    by written notice of UIC or Textron, if the Offer shall have expired or been terminated without Purchaser having purchased any Shares under the Offer, subject to exceptions for breaches of the Merger Agreement or a failure of certain Offer conditions to be satisfied.

Fees and Expenses.   Except as described below with respect to the Termination Fee, each party to the Merger Agreement will bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer.

UIC has agreed to pay to Textron a termination fee of $33,000,000 in immediately available funds in the event that the Merger Agreement is terminated solely as follows: (i) if UIC terminates the Merger Agreement under the circumstances described in subparagraph (e) under “Termination” above, (ii) if Textron terminates the Merger Agreement under the circumstances described in subparagraph (d) or (h) under “Termination” above, or (iii) if Textron terminates the Merger Agreement under the circumstances described in subparagraph (b) or (f) under “Termination” above and, with respect to a termination referred to in this clause (iii), (A) at the time of termination, an Acquisition Proposal with respect to UIC shall have been made to the board of directors of UIC or UIC or publicly announced and not bona fidely and irrevocably withdrawn, and (B) UIC enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal within 12 months following the date the Merger Agreement is terminated. For purposes of clause (iii) of the preceding sentence, “Acquisition Proposal” shall have the meaning ascribed thereto in “No Solicitation” above except that references in the definition of “Acquisition Proposal” to “20%” shall be replaced by “50%”.

Amendment.   The Merger Agreement provides that it may be amended by the parties to the Merger Agreement at any time before the Effective Time (subject in the case of UIC to certain actions requiring the approval of directors not designated by Textron as described under “Directors” above) if, but only if, such amendment or waiver is in writing and is signed by each party to the Merger Agreement; provided that after the requisite approval of UIC’s stockholders, without the further approval of UIC’s stockholders, no such amendment shall be made or given that requires the approval of UIC’s stockholders under the DGCL unless the required approval is obtained.

Waiver.   The Merger Agreement provides that, at any time prior to the Effective Time, any party to the Merger Agreement may extend the time for performance for any of the acts of the other parties pursuant to the Merger Agreement, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or any related document, and waive compliance under the Merger Agreement by the other parties with any of the agreements or conditions contained in the Merger Agreement.

The Tender and Support Agreement.   The following is a summary of certain provisions of the Tender and Support Agreement. This summary is qualified in its entirety by reference to the full text of the Tender and Support Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated herein by reference. The Tender and Support Agreement may be examined and copies may be obtained in the manner set forth in Section 9 under “Available Information.”

Simultaneously with the execution of the Merger Agreement, Textron and Purchaser entered into the Tender and Support Agreement dated as of October 7, 2007 (“Tender and Support Agreement”), with Mr. Warren G. Lichtenstein, UIC’s Chairman, Glen M. Kassan, a UIC director, and certain entities controlled by Mr. Lichtenstein (collectively, the “Supporting Stockholders”). As of October 15, 2007 the Supporting Stockholders have represented that they collectively beneficially own approximately 1,935,950 Shares (which represents approximately 20% of the Shares) and options to acquire another 75,000 shares of UIC Common Stock.

Pursuant to the Tender and Support Agreement, each Supporting Stockholder agreed to validly tender (or cause to be tendered) in the Offer all of such Supporting Stockholder’s Shares pursuant to the Offer as promptly as practicable, but in any event no later than two business days after the relevant procedures for tendering Shares in the Offer pursuant to book entry transfers have been implemented. In furtherance of the foregoing, each Supporting Stockholder has agreed to (i) deliver to the Depositary (A) a letter of transmittal with respect to such Supporting Stockholder’s Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Shares and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (ii) instruct its broker or other holder of record of any Shares beneficially owned by such Supporting Stockholder to tender such Shares pursuant to the terms of the Offer. Each Supporting Stockholder has further agreed not to withdraw any of such Shares from the Offer, unless and until (A) the Offer has been terminated by Purchaser in accordance with the terms of the Merger Agreement or (B) the Tender and Support Agreement has been terminated in accordance with its terms.

The Tender and Support Agreement further provides that, at every meeting of the stockholders of UIC,, the Supporting Stockholders will (or will cause the holder of record on any applicable record date to) vote the Shares of such Supporting Stockholders (to the extent that any of such Shares are not purchased in the Offer) (i) in favor of (A) approval and adoption of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement, and (B) approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes for the approval and adoption of the Merger Agreement on the date on which such meeting is held, and (ii) against (A) any agreement or arrangement related to or in furtherance of any Acquisition Proposal, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of UIC or any of its subsidiaries, (C) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or that would reasonably be expected to dilute materially the benefits to Textron of the transactions contemplated by the Merger Agreement, or (D) any action, proposal, transaction or agreement that would reasonably be expected to result in (x) a breach of any covenant, representation or warranty or other obligation or agreement of UIC under the Merger Agreement or of any such Supporting Stockholder under the Tender and Support Agreement or (y) the failure of any Offer condition to be satisfied, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement. In furtherance of the Supporting Stockholders’ covenants under the Tender and Support Agreement, each Supporting Stockholder has agreed to appoint Textron as attorney-in-fact and proxy to: (i) attend any and all stockholder meetings of UIC with respect to the above matters; (ii) vote, express consent or dissent or issue instructions to the record holder to vote, express consent or dissent with respect to such Supporting Stockholder’s Shares in accordance with the above matters at any such meeting; and (iii) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of the preceding paragraph, all written consents with respect to such Shares.

Pursuant to the Tender and Support Agreement, each Supporting Stockholder has agreed, except as provided under the Merger Agreement or the Tender and Support Agreement, not to, directly or indirectly, (i) create or permit to exist any lien on any of such Supporting Stockholder’s Shares, (ii) enter into any contract with respect to any transfer of such Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Shares, (iv) deposit or permit the deposit of such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations under the Tender and Support Agreement or the transactions contemplated thereby or otherwise make any representation or warranty of such Supporting Stockholder in the Tender and Support Agreement untrue or incorrect.

Each Supporting Stockholder has also agreed under the Tender and Support Agreement not to solicit for employment, otherwise solicit the services of or employ certain current employees of UIC for a period of two years following the effective time of the Merger, subject to limited exceptions.

In addition to any termination of the Tender and Support Agreement by written consent of the parties to such agreement, the Tender and Support Agreement provides that it terminates automatically upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time. The Tender and Support Agreement further provides that officers and directors of UIC are not restricted by the Tender and Support Agreement in the exercise of their fiduciary duties provided that such officers or directors are not permitted to take actions that would cause UIC to breach the Merger Agreement or any agreements comtemplated thereby.

The Supporting Stockholders have also agreed to tender any Shares issued pursuant to any exercise of their outstanding options to acquire shares.

The foregoing summary is qualified in its entirety by reference to be complete text of the Tender and Support Agreement, which is filed as an exhibit to the Schedule TO and is incorporated herein by reference.

Confidentiality Agreement.   On July 18, 2007, Textron and UIC executed the Confidentiality Agreement dated July 10, 2007. As a condition to being furnished certain information by UIC, Textron agreed (subject to limited exceptions) to keep such information confidential for a period of two years from the date of the Confidentiality Agreement unless otherwise required by law, and not to use such information for any purpose other than in connection with evaluating a potential transaction with UIC. Textron also agreed, among other things, that, without UIC’s consent, for a period of one year after the date of the Confidentiality Agreement Textron will not, directly or indirectly, alone or in concert with others, acquire or propose to acquire any securities or assets of UIC or any of its subsidiaries, participate in any solicitation of proxies to vote any securities of UIC, or offer or propose any extraordinary transaction involving control of UIC. Textron further agreed that, for a period of one year from the date of the Confidentiality Agreement, subject to specified exceptions, it would not offer to hire or hire any person currently or formerly employed by UIC with whom Textron has had contact during the period of its investigation of UIC as a result of the disclosure of confidential information pursuant to the agreement. The foregoing summary is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as an exhibit to the Schedule TO and is incorporated herein by reference.

Effects of Inability to Consummate the Merger.   If, following the consummation of the Offer, the Merger is not consummated for any reason (see—“The Merger Agreement—Conditions to Consummation of the Merger”), Textron, which indirectly owns 100 percent of the common stock of Purchaser, will indirectly control the number of Shares acquired by Purchaser pursuant to the Offer, as well as any other Shares held by Textron or its subsidiaries. Under the Merger Agreement, effective upon Purchaser’s acceptance of Shares for payment pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, UIC has agreed to use commercially reasonable efforts to cause a pro rata portion (based on the percentage of outstanding shares acquired by Purchaser) of the directors of UIC to consist of persons designated by Textron (see “The Merger Agreement—Directors”). As a result of its ownership of such Shares and right to designate nominees for election to the board of directors of UIC, Textron indirectly will be able to control decisions of the board of directors of UIC and the decisions of Purchaser as a stockholder of UIC. This concentration of control in one stockholder may adversely affect the market value of the Shares.

If Textron controls more than 50 percent of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, stockholders of UIC, other than those affiliated with Textron, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

12. Source and Amount of Funds

Purchaser will need approximately $1.2 billion to purchase all Shares validly tendered in the Offer (and not withdrawn), to cash out options to acquire Shares, to fund amounts that may become due and payable under the Notes, to pay fees and expenses related to the Offer and the Merger and to complete the Merger and to pay the consideration in respect of Shares converted in the Merger into the right to receive the Merger Consideration.

Textron expects to fund all these payments through a loan from Textron to Purchaser. Textron expects to fund the loan through a combination of approximately $350 to $600 million in available cash and the remaining amount with the proceeds of a private issuance of commercial paper notes under its existing commercial paper program. If necessary, Textron may obtain additional funds through borrowings under a $750 million interim senior unsecured, revolving-credit facility for which Textron has received a commitment from certain financial institutions (as described below) (the “Interim Facility”) or Textron’s current $1.25 billion revolving-credit facility (the “5-Year Facility”). Textron reserves the right to adjust the relative combination of financing sources based on availability of cash and prevailing market conditions.

Issuances under Textron’s existing commercial paper program are expected to be made on customary market terms. Interest expense is expected to be paid on maturity, and is expected to be based on prevailing market rates measured by reference to the London inter-bank offered rate (“LIBOR”).

The Offer is not conditioned upon any financing arrangements.

Structure of the Interim Facility

On October 12, 2007, pursuant to a commitment letter, Textron received financing commitments from Citigroup Global Markets Inc., Bank of America, N.A. and Goldman Sachs Credit Partners L.P. to provide Textron with a senior unsecured, revolving-credit facility in an aggregate principal amount of $750 million. The facility is expected to terminate by September 30, 2008 and otherwise be on substantially the same terms as the 5-Year Facility (summarized below). The commitments of Citibank, N.A., Bank of America, N.A. and Goldman Sachs Credit Partners L.P. are subject to customary terms and conditions, including negotiation and execution of definitive loan documentation.

A copy of the commitment letter has been filed as an exhibit to the Schedule TO. Reference is made to such exhibit for a more complete description of the terms and conditions of the commitment, and such exhibit is incorporated herein by reference.

Textron expects that approximately $350 million of the commercial paper and any indebtedness incurred under the Interim Facility or the 5-Year Facility in connection with the Offer, Merger or other transactions contemplated by the Merger Agreement would be repaid through a public issuance of five to ten year notes to be effected sometime prior to December 31, 2007 and the balance will be repaid with cash from the ongoing operations of Textron.

Structure of the 5-Year Facility

The 5-Year Facility was entered into as of March 28, 2005 with JPMorgan Chase Bank, N.A., as administrative agent, and Citibank, N.A., as syndication agent, and other lenders and provides Textron as well as certain wholly owned subsidiaries of Textron with an unsecured revolving credit facility of up to $1.25 billion.

Interest is payable at the borrower’s election at rates that are based on the LIBOR plus an applicable margin that can range from 0.13% to 0.525% depending on Textron’s long term debt ratings as determined by Standard & Poor’s Ratings Services (“S&P”), Moody’s Investor Service, Inc. (“Moody’s”) and Fitch Ratings Ltd. (“Fitch”), subject to additional utilization fees on LIBOR borrowings ranging from .025% to .125% if the aggregate amount outstanding exceeds 50% of the banks’ total commitment under the 5-Year Facility. Based on Textron’s current S&P, Moody’s and Fitch ratings (A-, A3 and A-, respectively) the interest rate with respect to LIBOR would be LIBOR plus 0.19% (or 0.24% including the utilization fee). Alternatively, for borrowings denominated in U.S. Dollars, Textron may opt to pay interest under the 5-Year Facility at a rate per annum equal to the higher of (i) the administrative agent’s floating prime lending rate or (ii) the federal funds rate plus 0.50%. The 5-Year Facility also permits Textron to request the administrative agent to solicit competitive bids for borrowings from the lenders at a margin over LIBOR or at an absolute rate.

In addition to the utilization fee, Textron is required to pay quarterly facility fees and customary fees to the administrative agent.

Textron’s obligations under the 5-Year Facility are unsecured. Textron has unconditionally guaranteed the obligations of each of its subsidiary borrowers under the 5-Year Facility. The 5-Year Facility contains customary representations and warranties, conditions precedent, covenants, events of default, indemnities and other provisions. The 5-Year Facility is scheduled to terminate on April 20, 2012.

A copy of the 5-Year Facility and the amendments to the 5-Year Facility have been filed as exhibits to the Schedule TO. Reference is made to such exhibits for a more complete description of the terms and conditions of the 5-Year Facility and such exhibits are incorporated herein by reference.

Textron Financing Prior to the Effective Date

Textron and UIC have agreed pursuant to the Merger Agreement, that if Textron makes a Cash Election Request, Textron shall lend or cause to be lent to UIC funds sufficient to pay the Conversion Obligation (as defined in the Indenture) that becomes due and payable under the Indenture in connection with surrender of Notes for conversion by the holders thereof after the first acceptance of Shares pursuant to the Offer, such loan to be made at an interest rate equal to or less than the interest rate payable under, and on terms substantially comparable to the terms of, the Amended and Restated Revolving Credit Agreement dated as of May 31, 2007, by and among UIC, AAI Corporation, SunTrust Bank, as administrative agent, and the lenders and other financial institutions party thereto (filed as Exhibit 10.1 to UIC’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2005).

13. Conditions of the Offer

Notwithstanding any other provision of the Offer, but subject to compliance with the terms of the Offer under the Merger Agreement, Purchaser (i) shall not be required to accept for payment or pay for any tendered Shares, (ii) may delay the acceptance for payment of, or the payment for, any tendered

Shares, and (iii) may terminate or amend the Offer as to Shares not then paid for, in the event that (x) at the scheduled expiration of the Offer (as it may be extended pursuant to the Merger Agreement): (A) the Minimum Condition shall not have been satisfied; (B) the HSR Condition shall not have been satisfied; or (C) approval pursuant to the German Act Against Restraints to Competition and the Austrian Cartel Act 2005 shall not have been obtained; or (y) immediately prior to acceptance of Shares for payment in the Offer any of the following conditions exists:

(a)   any pending or overtly threatened action, proceeding or counterclaim by any governmental entity (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Textron or Purchaser or the consummation of the Offer or the Merger, (ii) seeking to obtain material damages in connection with the Offer or the Merger, (iii) seeking to restrain, prohibit or limit Textron’s, UIC’s or any of the their respective material affiliates’ ownership or operation of all or any material portion of the business or assets of Textron, UIC or any such material affiliate, or to compel Textron, UIC or any of their respective material affiliates to dispose of, license or hold separate all or any material portion of the business or assets of Textron, UIC or any such material affiliate, or (iv) seeking to impose material limitations on the ability of Textron, Purchaser or any of Textron’s other affiliates effectively to acquire, hold or exercise full rights of ownership of any Shares or any shares of common stock of the surviving corporation, including the right to vote the Shares or the shares of common stock of the surviving corporation acquired or owned by Textron, Purchaser or any of Textron’s other affiliates on all matters properly presented to UIC’s stockholders; or

(b)   any Law enacted, entered, enforced, issued or in effect that is reasonably likely to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

(c)   (i) the representations and warranties of UIC contained in the Merger Agreement (without regard to materiality or Material Adverse Effect qualifiers contained therein), other than representations and warranties in (1) Section 4.5 of the Merger Agreement (UIC’s capital stock), (2) Section 4.6(a) of the Merger Agreement (UIC’s filings with the Commission), (3) Section 4.6(b) of the Merger Agreement (UIC’s financial statements), (4) Section 4.6(d) of the Merger Agreement (UIC’s internal controls), (5) Section 4.6(f) of the Merger Agreement (deficiencies or weaknesses in UIC’s internal controls or fraud), (6) Section 4.7(i) of the Merger Agreement (absence of any Material Adverse Effect), (7) Section 4.14(j) of the Merger Agreement (UIC compensation committee actions for purposes of Rule 14d-10(d) under the Exchange Act) and (8) Section 4.21(c) of the Merger Agreement (information supplied by UIC for documents sent to UIC stockholders) shall not be true and correct in all respects, as of the date of the Merger Agreement or at any time prior to the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which shall be true and correct in all respects as of such specified date), except where the failure to be so true and correct has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or (ii) any of the representations and warranties in (1) Section 4.5 of the Merger Agreement (UIC’s capital stock), (2) Section 4.6(a) of the Merger Agreement (UIC’s filings with the Commission), (3) Section 4.6(b) of the Merger Agreement (UIC’s financial statements), (4) Section 4.6(d) of the Merger Agreement (UIC’s internal controls), (5) Section 4.6(f) of the Merger Agreement (deficiencies or weaknesses in UIC’s internal controls or fraud), (6) Section 4.7(i) of the Merger Agreement (absence of any Material Adverse Effect), (7) Section 4.14(j) of the Merger Agreement (UIC compensation committee actions for purposes of Rule 14d-10(d) under the Exchange Act) or (8) Section 4.21(c) of the Merger Agreement (information supplied by UIC for documents sent to UIC stockholders) shall not be true and correct in all respects as of the date of the Merger Agreement and at all times prior to the consummation of the Offer as if made at and as of such time; or

(d)   (i) UIC shall have failed to perform or comply in any respect with (1) Section 7.4 of the Merger Agreement (UIC compensation committee actions for purposes of Rule 14d-10(d) under the Exchange

Act) or (2) Section 7.5 of the Merger Agreement (restrictions on UIC’s solicitation of Acquisition Proposals), or (ii) UIC shall have failed to perform or comply in any material respect with any other of its agreements, obligations or covenants under the Merger Agreement and such failure to perform or comply with such other agreements, obligations or covenants shall not have been cured to the good faith satisfaction of Textron; or

(e)   any event, change, development or occurrence shall have occurred following the date of the Merger Agreement that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; or

(f)    the Merger Agreement shall have been terminated in accordance with its terms.

The Merger Agreement provides that the foregoing conditions are for the sole benefit of Textron and Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by Textron or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Textron or Purchaser. The failure by Textron or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

14. Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, UIC shall not, and shall not permit any of its subsidiaries to, without the prior consent of Textron, declare, set aside or pay any dividends or make any other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock (other than dividends or distributions by a direct or indirect wholly owned subsidiary of UIC to UIC). See Section 11—“Purpose of the Offer and Plans for UIC; Transaction Documents—The Merger Agreement—Covenants.”

15. Certain Legal Matters

General.   Except as otherwise set forth in this Offer to Purchase, based on Textron’s and Purchaser’s review of publicly available filings by UIC with the Commission and other information regarding UIC, Textron and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of UIC and which might be adversely affected by the acquisition of Shares by Purchaser or Textron pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser, or Textron pursuant to the Offer. In addition, except as set forth below, Textron and Purchaser are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Textron’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Textron and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to UIC’s or Textron’s business or that certain parts of UIC’s or Textron’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—“Conditions of the Offer” and Section 11—“Purpose of the Offer and Plans for UIC; Transaction Documents—The Merger Agreement—Termination.”

U.S. Antitrust Compliance.   Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material (“Premerger

Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied.

It is a condition to Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer that the waiting period (and any extension thereof) applicable to the purchase of Shares pursuant to the Offer under the HSR Act shall have expired or been terminated. Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by Textron, as the ultimate parent entity of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. If within the 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a request for additional documentary material or information (a “Second Request”), the waiting period with respect to the Offer would be extended until ten calendar days following the date of substantial compliance by Textron with that request, unless the FTC or the Antitrust Division terminated the additional waiting period before its expiration. After the expiration of the ten calendar day waiting period, the waiting period could be extended only by court order or with consent of Textron. In practice, complying with a Second Request can take a significant period of time. If the HSR Act waiting period expired or was terminated, completion of the Merger would not require an additional filing under the HSR Act if Purchaser owns more than 50 percent of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expired or was terminated.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser’s proposed acquisition of UIC. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Purchaser, UIC, or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 13—“Conditions of the Offer.”

Textron and Purchaser filed their Premerger Notification and Report Form on October 10, 2007.

Foreign Antitrust Laws.   It is also a condition to Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer that required approvals in respect of the transactions contemplated by the Merger Agreement shall have been obtained under the German Act Against Restraints to Competition and the Austrian Cartel Act 2005. Purchaser and UIC have agreed to make the requisite filings under the German Act Against Restraints to Competition and the Austrian Cartel Act 2005. Purchaser is not aware, and UIC has advised Purchaser that it is not aware, of any other applicable restrictions or requirements under antitrust or other competition laws of jurisdictions other than the United States; Austria and Germany (“Foreign Antitrust Laws”). If any other Foreign Antitrust Laws are applicable to the Offer or the Merger, UIC and Purchaser intend to promptly make any filings required thereunder and, subject to the terms and conditions of the Merger Agreement, take such other actions to enable consummation of the Offer and the Merger. If such approvals are not obtained, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 13—“Conditions of the Offer.”

On October 15, 2007, Textron filed all documents required pursuant to the German Act Against Restraints to Competition. Textron intends to file all documents required pursuant to the Austrian Cartel Act 2005 on or before October 22, 2007.

Stockholder Approval.   Pursuant to Section 251 of the DGCL, the adoption of the Merger Agreement by the holders of at least a majority in voting interest of the outstanding capital stock of UIC is required prior to the consummation of the Merger. As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the DGCL. According to UIC’s restated certificate of incorporation, the Shares are the only securities of UIC that entitle the holders thereof to voting rights. If following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own more than a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of UIC. Textron has agreed pursuant to the Merger Agreement that all Shares acquired pursuant to the Offer or otherwise owned by Textron or any of its subsidiaries will be voted in favor of adoption of the Merger Agreement.

Short-Form Merger.   The DGCL provides that if a parent company owns at least 90 percent of the outstanding shares of each class of stock of a subsidiary entitled to vote on a merger, the parent company can effect a short-form merger with that subsidiary without the action or approval of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, the top up option or otherwise, Purchaser directly or indirectly owns at least 90 percent of the outstanding Shares, Textron could, and (subject to the satisfaction of waiver of the conditions to its obligations to, effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement to, effect the Merger without prior notice to, or any action by, any other stockholder of UIC if permitted to do so under the DGCL. Even if Textron and Purchaser do not own 90 percent of the outstanding Shares following consummation of the Offer, Textron and Purchaser could seek to purchase additional Shares in the open market, from UIC or otherwise in order to reach the 90 percent threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the top-up option, may be greater or less than that paid in the Offer.

State Takeover Laws.   A number of states (including Delaware, where UIC is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, UIC is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15 percent or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3 percent of the outstanding voting stock of the corporation not owned by the interested stockholder.

UIC has represented to Textron and Purchaser in the Merger Agreement that its board of directors has taken all actions so that no restrictions contained in any “moratorium,” “control share acquisition,”

“business combination,” “fair price,” “interested stockholder,” “stockholder protection,” or other similar anti-takeover law or regulation, including Section 203 of the DGCL, will apply to Textron, Purchaser, the execution and delivery of the Merger Agreement, the Offer, the Merger or any other transactions contemplated by the Merger Agreement. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—“Conditions of the Offer.”

Appraisal Rights.   No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Effective Time who has neither voted in favor of the Merger nor consented thereto in writing, and who otherwise complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of the holder’s Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for Shares held by such holder.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per share price to be paid in the Merger. Moreover, UIC may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

“Going Private” Transactions.   Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Textron nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

16. Fees and Expenses

Each of the Dealer Managers is acting as dealer manager in connection with the Offer and has provided certain financial advisory services to Textron in connection with the proposed acquisition of UIC,

for which services each of the Dealer Managers will receive reasonable and customary compensation. Textron has also agreed to reimburse Merrill Lynch & Co. for certain reasonable expenses in connection with the Offer (including the reasonable fees and disbursements of outside counsel) and to indemnify each Dealer Manager against certain liabilities, including certain liabilities under the U.S. federal securities laws. In the ordinary course of business, each Dealer Manager and their respective successors and affiliates may trade Shares for their own accounts and accounts of customers, and, accordingly, may at any time hold a long or short position in the Shares.

Purchaser has retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17. Miscellaneous

Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by the Dealer Managers or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Purchaser and Textron have filed with the Commission the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 9 under “Available Information.”

No person has been authorized to give any information or make any representation on behalf of Textron or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Textron, Purchaser, UIC or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Marco Acquisition Sub Inc.
October 16, 2007

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF TEXTRON AND PURCHASER

TEXTRON

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Textron. Except as otherwise noted, positions specified are positions with Textron. Unless otherwise indicated, the business address of each person is c/o Textron Inc., 40 Westminster Street, Providence, RI 02903.

Name	Business Address	Principal Occupation or Employment	Citizenship
Board of Directors
Lewis B. Campbell

Chairman, President and Chief Executive Officer of Textron Inc.; prior to joining Textron in 1992, Vice President of General Motors Corporation and General Manager of its GMC Truck Division; Currently, Director of Bristol-Myers Squibb Co. and Dow Jones & Company

USA
H. Jesse Arnelle	400 Urbano Drive San Francisco, CA 94127

Senior partner in the law firm of Arnelle & Hastie, San Francisco, which later became Arnelle, Hastie, McGee, Willis & Greene from 1985 to 1996; Following his retirement from Arnelle & Hastie, Of Counsel to the North Carolina law firm of Womble, Carlyle, Sandridge & Rice until December 2005; Currently, Director of URS Corporation and Metropolitan Life Series Fund

USA
Kathleen M. Bader	5007 Nurmi Dr. Midland, MI 48640

Chairman, President and Chief Executive Officer of NatureWorks LLC from February 2005 to January 2006; prior thereto, Chairman, President and Chief Executive Officer of Cargill Dow LLC 2004 to 2006; Joined Dow in 1973 and held various management positions before becoming a Business President, Zurich Switzerland in 2000. Currently, director of Halliburton and Habitat, member of the Homeland Security Advisory Council

USA
R. Kerry Clark	7000 Cardinal Place Dublin, OH 43017

President and Chief Executive Officer and Director of Cardinal Health, Inc. since April 2006; prior thereto, Vice Chairman of the Board, P&G Family Health and a Director of The Procter and Gamble Company from 2004 to April 2006; Joined Procter and Gamble in 1974 and served in various key executive positions before becoming Vice Chairman of the Board in 2004

Canada

Ivor J. Evans	8 Catboat Hilton Head, SC 29928

Vice Chairman of Union Pacific Corporation from January 2004 to March 2005; Joined Union Pacific in 1998 as President and Chief Operating Officer of the Union Pacific Railroad, and became Vice Chairman in January 2004; Currently, Director of Cooper Industries, Arvin Meritor, Inc., Spirit Aero Systems; and an Operating Partner of Thayer Capital Partners and Chairman of Suntron, a portfolio company

USA
Lawrence K. Fish	171 Heath Street Chestnut Hill, MA 02467

Chairman, Citizens Financial Group, Inc. since 1992 and Chairman, RBS America since 2007. Currently, Director of The Royal Bank of Scotland Group, Member of the Board of Trustees of the Brookings Institution

USA
Joe T. Ford	2828 Hood Street Dallas, TX 75219	Chairman of the Board of ALLTEL Corporation since 1991; Currently, director of EnPro Industries, Inc.	USA
Paul E. Gagné	13 Senneville Road Senneville, Quebec, H9X1B4

Chairman of the Wajax Income Fund, a Canadian distributor and service support provider of mobile equipment, industrial components and power systems, since May 2005; Consultant in corporate strategic planning for Kruger Inc. from 1998 to December 2002; President and Chief Executive Officer of Avenor Inc., a Canadian forest products company from 1991 to November 1997; Currently, Director of CAE Inc., Fraser Papers Inc. and Inmet Mining Corporation

Canada
Dain M. Hancock	8881 Random Road Fort Worth, TX 76179	Executive Vice President of Lockheed Martin Corporation and President of Lockheed Martin's Aeronautics Company from 2000 to 2005; Currently, Consultant of Lockheed Martin Aeronautics	USA
Lord Powell of Bayswater KCMG	24 Queen Anne's Gate London SWIH 9AA, UK

Private Secretary and advisor on foreign affairs and defence to British Prime Ministers Lady Margaret Thatcher and John Major from 1983 to 1991; Currently, Chairman of Safinvest Limited, Chairman of Magna Holdings Ltd., Chairman of LVMH (UK), Director of Louis-Vuitton Moet Hennessy (LVMH), Caterpillar Inc., Mandarin Oriental Hotel Group, Yell Group, Northern Trust Global Services, Matheson and Co., and Schindler Corporation

UK
Thomas B. Wheeler	736 Kingstown Drive Naples, FL 34102

Chairman from 1996 to 2000 and Chief Executive Officer from 1996 to 1999 of Massachusetts Mutual Life Insurance Company, presently known as MassMutual Financial Group; Currently, Director of Genworth Financial

USA
James L. Ziemer	S67 W24275 Skyline Avenue Waukesha, WI 53189

President and Chief Executive Officer of Harley-Davidson, Inc. since April 2005; prior thereto, Vice President and Chief Financial Officer of Harley-Davidson from December 1990 to April 2005 and President of The Harley-Davidson Foundation, Inc. from 1993 to 2006

USA

Executive Officers
Lewis B. Campbell

Chairman, President and Chief Executive Officer of Textron Inc.; prior to joining Textron in 1992, Vice President of General Motors Corporation and General Manager of its GMC Truck Division; Currently, Director of Bristol-Myers Squibb Co. and Dow Jones & Company

USA
Kenneth C. Bohlen

Executive Vice President and Chief Innovation Officer of Textron Inc.; Mr. Bohlen joined Textron in November 1999 as Senior Vice President and Chief Information Officer and became Executive Vice President and Chief Innovation Officer in April 2000

USA
John D. Butler

Executive Vice President Administration and Chief Human Resources Officer of Textron Inc.; Mr. Butler joined Textron in July 1997 as Executive Vice President and Chief Human Resources Officer and became Executive Vice President Administration and Chief Human Resources Officer in January 1999

USA
Ted R. French

Executive Vice President and Chief Financial Officer of Textron Inc.; Mr. French joined Textron in December 2000 as Executive Vice President and Chief Financial Officer of Textron Inc. and assumed the additional position of Chairman and Chief Executive Officer of Textron Financial Corporation in January 2004

USA
Mary L. Howell

Executive Vice President Government, Strategy Development and International, Communications and Investor Relations of Textron Inc.; Ms. Howell has been Executive Vice President Government, Strategy Development and International, Communications and Investor Relations since October 2000 and serves on Textron’s International Advisory Council. Ms. Howell joined Textron in 1980 and became an Executive Vice President in August 1995

USA
Terrence O'Donnell

Executive Vice President and General Counsel of Textron Inc.; Mr. O'Donnell joined Textron as Executive Vice President and General Counsel in March 2000. Mr. O'Donnell is a Senior Partner in the Washington, D.C.-based law firm of Williams & Connolly, which he first joined in 1977. From 1989 to 1992, he served as General Counsel of the U.S. Department of Defense

USA

PURCHASER

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the business address of each person is c/o Textron Inc., 40 Westminster Street, Providence, RI 02903.

Name	Principal Occupation or Employment	Citizenship
John R. Curran	Director and President of Purchaser; Vice President—Mergers & Acquisitions, Textron Inc. since 2000	USA
Arnold M. Friedman	Director and Vice President of Purchaser; Vice President and Deputy General Counsel, Textron Inc. since 1984	USA
Ann T. Willaman

Director, Vice President and Secretary of Purchaser; Executive Legal Department Administrator and Assistant Secretary, Textron Inc.; prior thereto Senior Legal Department Administrator and Assistant Secretary, Textron Inc. (2002-2007)

USA
Myrna L. Gagnon	Vice President of Purchaser, Executive Director—Mergers & Acquisitions, Textron Inc. since 2000	USA
Mary F. Lovejoy	Vice President and Treasurer of Purchaser, Vice President and Treasurer, Textron Inc. since 2000	USA
Norman B. Richter	Vice President—Taxes of Purchaser; Vice President—Taxes, Textron Inc. since 2000	USA

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of UIC or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D. F. KING & CO., INC.

48 Wall Street
New York, NY  10005

Banks and Brokers Call: (212) 269-5550

All others call Toll Free: (800) 967-7921

The Dealer Managers for the Offer are:

Merrill Lynch & Co. Four World Financial Center New York, New York 10080 Call Toll Free: (877) 653-2948	Rothschild Inc. 1251 Avenue of the Americas New York, New York 10020 Call Toll Free: (800) 753-5151 (Ext. 3611)